Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

ATLAS CREST INVESTMENT CORP.,

ARTEMIS ACQUISITION SUB INC.,

AND

ARCHER AVIATION INC.

DATED AS OF FEBRUARY 10, 2021

ANNEXES AND EXHIBITS

Annex A	PIPE Investors
Annex B	Supporting Company Stockholders

Exhibit A	Form of PIPE Subscription Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Post-Closing Atlas Governing Documents Term Sheet
Exhibit E	Incentive Equity Plan Term Sheet

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of February 10, 2021, is made by and among Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), Artemis Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), and Archer Aviation Inc., a Delaware corporation (the “Company”). Atlas, Merger Sub, and the Company shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) Atlas is a blank check company incorporated as a Delaware corporation on August 26, 2020 for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of Atlas that was formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of Atlas, Atlas is required to provide an opportunity for its stockholders to have their outstanding Atlas Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Atlas Stockholder Approval;

WHEREAS, as of the date of this Agreement, Atlas Crest Investment LLC, a Delaware limited liability company (the “Atlas Sponsor”), owns 12,500,000 Atlas Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Atlas Sponsor, Atlas, the Company and certain individuals being party thereto are entering into a sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which the Atlas Sponsor and/or each such other individual, as applicable, has agreed to, among other things, (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of Atlas or any other anti-dilution or similar protection with respect to the Atlas Class B Shares (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise), (c) be bound by certain transfer restrictions with respect to its shares of Atlas Class B Shares prior to the Closing and (d) terminate certain lock-up provisions of that certain Letter Agreement dated as of October 27, 2020, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, on the Closing Date, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, the Company will be a wholly-owned Subsidiary of Atlas, and each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion) will be automatically converted as of the Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, it is intended for U.S. federal and applicable state and local income Tax purposes that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). By executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, concurrently with the execution of this Agreement, each of the investors set forth on Annex A hereto (the “PIPE Investors”) is entering into a subscription agreement, substantially in the form attached hereto as Exhibit A (collectively, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and Atlas has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of Atlas New Class A Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement;

WHEREAS, at the Closing, each of Atlas, the Atlas Sponsor and certain of the Company Stockholders shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, each of the Atlas Sponsor and such Company Stockholders (a) will agree not to effect any sale or distribution of any Equity Securities of Atlas held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective Atlas Shares, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of Atlas (the “Atlas Board”) has (a) determined that it is fair to and in the best interests of Atlas and the stockholders of Atlas, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which Atlas is or will be a party and to consummate the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by Atlas of this Agreement, the Ancillary Documents to which Atlas is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that the holders of Atlas Shares entitled to vote thereon vote in favor of each Transaction Proposal, and (d) directed that each Transaction Proposal be submitted to the holders of Atlas Shares for approval;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is fair to and in the best interests of Merger Sub and Atlas (as its sole stockholder), and declared it advisable, to enter into this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and to consummate the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by Merger Sub of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that Atlas (as its sole stockholder) adopt this Agreement, and (d) directed that this Agreement be submitted to Atlas (as its sole stockholder) for adoption;

WHEREAS, Atlas, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is fair to and in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that the Company Stockholders entitled to vote thereon adopt this Agreement, and (d) directed that this Agreement be submitted to the Company Stockholders for adoption;

WHEREAS, as promptly as reasonably practicable (and in any event, within one (1) Business Day) following the date of this Agreement, each Company Stockholder set forth on Annex B hereto (collectively, the “Supporting Company Stockholders”) will duly execute and deliver to Atlas a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Stockholder will agree to, among other things, (a) support and vote in favor of the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and approve and effect the Company Preferred Conversion, as applicable, and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing; and

WHEREAS, as promptly as reasonably practicable (and in any event, within one (1) Business Days) following the date of this Agreement, the holder of the United Warrant will duly execute and deliver to Atlas a Transaction Support Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Atlas SEC Reports” has the meaning set forth in Section 4.7.

“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Company Options Exercise Price, plus (c) the Aggregate Company Warrants Exercise Price.

“Adjusted Transaction Share Consideration” means an aggregate number of Atlas New Class B Shares equal to (a) the Adjusted Equity Value, divided by (b) the Atlas Share Value.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by the Atlas Parties in respect of the PIPE Financing (whether prior to or on the Closing Date). For the avoidance of doubt, any cash proceeds received by Atlas or any of its Affiliates in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date shall constitute, and be taken into account for purposes of determining, the Aggregate Closing PIPE Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

“Aggregate Company Options Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options (whether or not vested) if all such Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For the avoidance of doubt, all references to the exercise price of Company Options shall be to the exercise price of the applicable Company Option immediately prior to the Effective Time, in accordance with the applicable option agreement.

“Aggregate Company Warrants Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Warrants (whether vested or unvested) if all Company Warrants were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For the avoidance of doubt, all references to the exercise price of Company Warrants shall be to the exercise price of the applicable Company Warrant immediately prior to the Effective Time, in accordance with the applicable warrant agreement.

“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the aggregate cash proceeds available for release to any Atlas Party (or any designees thereof) from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the Atlas Stockholder Redemption) and (b) the Aggregate Closing PIPE Proceeds.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Alternative Transaction Structure” has the meaning set forth in Section 5.5(a).

“Ancillary Documents” means the Registration Rights Agreement, the Sponsor Letter Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Atlas” has the meaning set forth in the introductory paragraph to this Agreement.

“Atlas Acquisition Proposal” means (a) any transaction or series of related transactions under which Atlas or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Atlas or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an Atlas Acquisition Proposal.

“Atlas Board” has the meaning set forth in the recitals to this Agreement.

“Atlas Board Recommendation” has the meaning set forth in Section 5.8.

“Atlas Class A Shares” means, at all times prior to the Effective Time, shares of Atlas’ Class A common stock, par value $0.0001 per share.

“Atlas Class B Shares” means, at all times prior to the Effective Time, shares of Atlas’ Class B common stock, par value $0.0001 per share.

“Atlas D&O Persons” has the meaning set forth in Section 5.14(a).

“Atlas Designee” has the meaning set forth in Section 5.16(c).

“Atlas Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Atlas on the date of this Agreement.

“Atlas Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or any Company Stockholder pursuant to the terms of this Agreement or any Ancillary Document) by an Atlas Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents, or other agents or service providers of any Atlas Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Atlas Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Atlas Expenses shall not include any Company Expenses.

“Atlas Financial Statements” means all of the financial statements of Atlas included in the Atlas SEC Reports.

“Atlas Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the Atlas Parties).

“Atlas Incentive Equity Plan” has the meaning set forth in Section 5.18.

“Atlas Liabilities” means, as of any determination time, the aggregate amount of Liabilities that are actually due and payable by the Atlas Parties as of such time. Notwithstanding the foregoing or anything to the contrary herein, Atlas Liabilities shall not include (a) any Atlas Expenses, (b) any Liabilities of the Atlas Parties that have been paid or otherwise satisfied or (c) any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing.

“Atlas Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, is reasonably likely to, individually or in the aggregate, prevent or materially delay (or has so prevented or materially delayed) the ability of any Atlas Party to consummate the Merger in accordance with the terms of this Agreement.

“Atlas New Class A Shares” means, at all times at or after the Effective Time, shares of Atlas’ Class A common stock, par value $0.0001 per share.

“Atlas New Class B Shares” means, at all times at or after the Effective Time, shares of Atlas’ Class B common stock, par value $0.0001 per share.

“Atlas Parties” means, collectively, Atlas and Merger Sub.

“Atlas Related Parties” has the meaning set forth in Section 4.9.

“Atlas Related Party Transactions” has the meaning set forth in Section 4.9.

“Atlas SEC Reports” has the meaning set forth in Section 4.7.

“Atlas Share Value” means $10.00.

“Atlas Shares” means (a) at all times prior to the Effective Time, collectively, the Atlas Class A Shares and the Atlas Class B Shares and (b) at or at all times at or after the Effective Time, the Atlas New Class A Shares and the Atlas New Class B Shares. Any reference to Atlas Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Atlas Sponsor” has the meaning set forth in the recitals to this Agreement.

“Atlas Stockholder Approval” means, collectively, the Required Atlas Stockholder Approval and the Other Atlas Stockholder Approval.

“Atlas Stockholder Redemption” means the right of the holders of Atlas Class A Shares to redeem all or a portion of their Atlas Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of Atlas.

“Atlas Stockholders Meeting” has the meaning set forth in Section 5.8.

“Atlas Warrants” means each warrant to purchase one Atlas Class A Share (or, following the Effective Time, one Atlas New Class A Share) at a price of $11.50 per share, subject to adjustment.

“Aviation Authority” means any Governmental Entity that is vested with the control and supervision of, or has jurisdiction over, the registration, airworthiness, design, production, operation or maintenance of any aircraft, or other matters relating to civil or military aviation, including the FAA, the United States Department of Transportation and equivalent foreign governmental and quasi-governmental authorities, including civil aviation authorities in the relevant jurisdiction.

“Aviation Authorizations” means all type certificates, production certificates, parts manufacturing approvals, source approval requests, production verification audits, air carrier certificates, operator certificates, air agency certificates required to perform any work being performed by the Company or to engage in the operations conducted by the Company and other registrations, authorizations and certificates required by any Aviation Authority.

“Business” means the business of, directly or indirectly, designing, producing, developing, marketing, licensing, selling, distributing, providing or performing urban air mobility services or products (including eVTOL aircrafts), and any other services or products incidental or attendant thereto.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Business Intellectual Property” has the meaning set forth in Section 3.13(c).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act and any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to COVID-19.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Certificates” has the meaning set forth in Section 2.1(h).

“Certified Allocation Schedule” has the meaning set forth in Section 2.6(c).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document). Notwithstanding the foregoing or anything to the contrary herein, the Atlas Shares to be issued in respect of or that will become subject to, as applicable, the Exchanged Options or Company Restricted Shares at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Persons(s) makes any equity or similar investment in another Person.

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options or any Company RSUs outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 5.13.

“Company Common Shares” means shares of common stock, par value $0.0001 per share, of the Company designated as “Common Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company, as amended; provided that, immediately from and after the Company Preferred Conversion, “Company Common Shares” shall be deemed (including for all purposes under Article 2) to include (a) the Company Common Shares issued in connection with the Company Preferred Conversion and (b) the Company Restricted Shares.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company Designee” has the meaning set forth in Section 5.16(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Atlas by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, each Company RSUs, each Company Restricted Share and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive any Equity Security of the Company or the value of which is determined with reference to any equity security of the Company, in either case, under any Company Equity Plan or otherwise that is outstanding. Notwithstanding the foregoing or anything herein to the contrary, Company Equity Awards shall not include any award contemplated by Section 5.18.

“Company Equity Plan” means the Archer Aviation Inc. 2019 Stock Plan, as amended, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive Equity Securities of the Company or benefits measured in whole or in part by reference to Equity Securities of the Company.

“Company Equityholders” means, collectively, the Company Stockholders, the holders of Company Equity Awards and the holders of Company Warrants, in each case, as of any determination time prior to the Effective Time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything herein to the contrary, Company Expenses shall not include any Atlas Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) and Section 3.2(d) (Capitalization of the Company), Section 3.3 (Authority), Section 3.8(a) and Section 3.8(b)(iii) (Absence of Changes), and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software and hardware, communication systems, workstations, end-user devices, co-location facilities and equipment, routers, hubs, switches, servers, network equipment, electronic data processing, information, record keeping, communications, telecommunications, networks, platforms, circuits, peripherals and other systems and related documentation, including any outsourced systems and processes, in each case, used, owned, licensed or leased by the Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than the Company) that is licensed to the Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company, or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, the execution or public announcement of this Agreement, (viii) any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other participants operating in the industries or markets in which the Company operates.

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise. For the avoidance of doubt, Company Options shall not include Founder Grants.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company.

“Company Preferred Conversion” has the meaning set forth in Section 5.13(c).

“Company Preferred Shares” means, collectively, shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series Seed Preferred Stock” and “Series A Preferred Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Company Product” means all products or services, including (a) urban air mobility services or products (including eVTOL aircrafts), (b) Software products, tools, or applications, and (c) any of the foregoing currently in development, in the case of each of clauses (a), (b) and (c), from which the Company has derived preceding the date hereof, is currently deriving, expects to derive, or subsequently derives, revenue from the sale, license, subscription, distribution, provision, performance, support, or maintenance thereof.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of the Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Restricted Shares” shall mean outstanding Company Common Shares (including shares acquired by the early exercise of a Company Option) that are unvested or are subject to a repurchase option or a risk of forfeiture.

“Company RSUs” means, as of any determination time, each restricted stock unit award that is outstanding with respect to Company Common Shares, whether granted under a Company Equity Plan or otherwise.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Company Stockholder Written Consent” has the meaning set forth in Section 5.13(b).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.13(b).

“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Stockholders Agreements” means, collectively, (a) that certain Amended and Restated Investors’ Rights Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto, as amended, (b) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto, and (c) that certain Amended and Restated Voting Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto.

“Company Warrants” means any warrants to acquire Equity Securities of the Company, including (a) the United Warrant and (b) the Stellantis Warrant.

“Confidentiality Agreement” means that certain Confidentiality Agreement in effect between the Company and Atlas.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Conversion Written Consent” has the meaning set forth in Section 5.13(c).

“Conversion Written Consent Deadline” has the meaning set forth in Section 5.13(c).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(d).

“D&O Policy” has the meaning set forth in Section 5.15(c).

“Designated Material Contracts” has the meaning set forth in Section 5.1(b)(viii).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.6.

“Dissenting Stockholder” has the meaning set forth in Section 2.6.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each pension, retirement, equity or equity-based compensation, profit sharing, savings, bonus, incentive, commission, employment, consulting, stock option or stock purchase, severance, change in control, retention, deferred compensation, welfare, accident, disability, health, salary continuation, vacation, sick pay or paid time off, and any other benefit or compensatory plan, program, policy, agreement, arrangement, or Contract that the Company maintains, sponsors or contributes to, or under or with respect to which the Company has any potential or actual Liability, including on account of an ERISA Affiliate.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or public or worker health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $2,525,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(b).

“Exchange Ratio” means the Per Share Equity Value divided by the Atlas Share Value.

“Exchanged Option” has the meaning set forth in Section 2.4(a).

“Exchanged RSU” has the meaning set forth in Section 2.4(d).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Founder Grants” has the meaning set forth in Exhibit E.

“Fraud” means common law fraud with an intention to deceive.

“Fully Diluted Shares Outstanding” means (a) the aggregate number of Company Shares (for clarity, after having given effect to the Company Preferred Conversion) outstanding immediately prior to the Effective Time (other than Company Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.1(i)), plus (b) the aggregate number of Company Common Shares issuable upon the exercise in full of all Company Options (whether vested or unvested) outstanding immediately prior to the Effective Time, plus (c) the aggregate number of Company Common Shares issuable upon the exercise in full of all Company Warrants (whether vested or unvested) outstanding immediately prior to the Effective Time. For the avoidance of doubt, the Founder Grants and the Company RSUs shall not be included in the calculation of “Fully Diluted Shares Outstanding.”

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Government Contract” means any Contract (a) between the Company and any Governmental Entity for the delivery of supplies or provision of services by the Company or (b) by or between the Company as a subcontractor at any tier and any other Person, including resellers and distributors, in connection with any Contract with a Governmental Entity.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Governmental Sponsor” means any (a) Governmental Entity or (b) university, college, other educational institution, research center, nonprofit organization, or private source.

“Hazardous Substance” means any material, substance or waste that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, radiation, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Illustrative Allocation Schedule” has the meaning set forth in Section 2.3.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, patent disclosures, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, copyrightable works, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions (whether patentable or not, and whether or not reduced to practice), ideas, formulae, source code, compositions, processes and techniques, methods, methodologies, algorithms, research and development information, drawings, specifications, architectures, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”); (e) rights in or to Software or other technology; and (f) any other intellectual property rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law and fiduciary duties), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Newco” has the meaning set forth in Section 5.5(a).

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning set forth in Section 5.8.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company on a non-exclusive basis under standard terms and conditions and that has a total replacement cost of less than $100,000.

“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Atlas Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Atlas Shares entitled to vote thereon, whether in person or by proxy at the Atlas Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Atlas and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“PEO Plan” means each Employee Benefit Plan maintained by a professional employer organization for the purpose of providing compensation or benefits to any employee of the Company.

“Per Share Equity Value” means the quotient of (a) the Adjusted Equity Value divided by (b) the Fully Diluted Shares Outstanding.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, certificates, exemptions, waivers, or deviations issued by a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) of record affecting title to such real property that do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Company and do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable; (f) grants by the Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice; and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information in the possession or control of the Company classified as “personal data,” “personal information,” “nonpublic personal information,” or other similar terms, or that is otherwise subject to, applicable Laws or any published privacy policies of the Company.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PIPE Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Post-Closing Atlas Bylaws” has the meaning set forth in Section 2.1(e).

“Post-Closing Atlas Certificate of Incorporation” has the meaning set forth in Section 2.1(e).

“Post-Closing Atlas Governing Documents” means, collectively, (a) the Post-Closing Atlas Certificate of Incorporation and (b) the Post-Closing Atlas Bylaws.

“PPACA” has the meaning set forth in Section 3.11(c).

“PPP Escrow Fund” has the meaning set forth in Section 5.22.

“PPP Escrow Remainder” has the meaning set forth in Section 5.22.

“PPP Lender” means JPMorgan Chase Bank, N.A.

“PPP Loan” means the loan made to the Company by the PPP Lender pursuant to the PPP Loan Agreement, for the principal amount of $905,207.00, pursuant to the requirements of the Paycheck Protection Program under the CARES Act.

“PPP Loan Agreement” means that certain Note, dated as of April 9, 2020, executed by the Company in favor of the PPP Lender.

“Pre-Closing Atlas Governing Documents” means, collectively, (a) the Amended and Restated Certificate of Incorporation of Atlas, dated as of October 29, 2020, and (b) the Amended & Restated Bylaws of Atlas, adopted as of October 29, 2020.

“Pre-Closing Atlas Stockholders” means the holders of Atlas Shares as of any determination time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy and Security Requirements” means any of the following to the extent relating to the Processing of Personal Data: (a) all applicable Laws; (b) the Company’s own published privacy policies; and (c)applicable provisions of Contracts to which the Company is legally bound.

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Public Stockholders” has the meaning set forth in Section 8.18.

“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which the Company leases, sub-leases or otherwise uses or occupies any Leased Real Property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, Internet domain name registrations, industrial design registrations and applications, and mask work registrations and applications.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of Atlas.

“Representatives” means (a) with respect to any Party or other Person (in each case, other than the Company prior to the Closing), such Party’s or Person’s, as applicable, Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives, and (b) with respect to the Company prior to the Closing, the Company’s Affiliates and the Company’s and its Affiliates’ respective equityholders, directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Atlas Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Atlas Shares entitled to vote thereon, whether in person or by proxy at the Atlas Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Atlas and applicable Law.

“Required Governing Document Proposal” has the meaning set forth in Section 5.8.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the NYSE Proposal and the Required Governing Document Proposal.

“Resale Shelf Registration Statement” has the meaning set forth in Section 5.7(b).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Atlas Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means actions that result in an actual or suspected likely cyber or security incident on the confidentiality, integrity, or availability of a Company IT System, Personal Data, any Company trade secret, or any proprietary or confidential information. A Security Incident includes incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, or destruction of, any Company IT Systems, Personal Data, Company trade secrets, or any proprietary or confidential information, or any loss, unauthorized distribution, compromise or disclosure of any of the foregoing.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, applications and software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or executable code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Stellantis Warrant” means that certain warrant exercisable into up to 1,660,302 shares of Company Common Shares, issued to FCA US LLC on November 6, 2020.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Surviving Company Share” has the meaning set forth in Section 2.1(g).

“Tax” means any United States federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatsoever, whether disputed or not, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Proceeding” has the meaning set forth in Section 3.16(c).

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any amendment of any of the foregoing.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Litigation” has the meaning set forth in Section 5.2(e).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.13(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unforgiven PPP Loan Amount” has the meaning set forth in Section 5.22.

“United Warrant” means that certain warrant exercisable into up to 14,645,614 shares of Company Common Shares, issued to United Airlines, Inc. on January 29, 2021.

“Unpaid Atlas Expenses” means the Atlas Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Unvested Company RSUs” means each Company RSU outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU.

“Vested Company RSU” means each Company RSU outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar foreign, state or local Laws.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such an act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Article 2
MERGER

Section 2.1 The Merger.

(a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).

(b) At the Closing, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Atlas (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Atlas and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(c) The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(d) At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e) At the Closing, Atlas shall (a) subject to obtaining the Required Atlas Stockholder Approval, amend and restate, effective as of the Effective Time, the certificate of incorporation of Atlas with such terms and conditions set forth on Exhibit D (the “Post-Closing Atlas Certificate of Incorporation”), pursuant to which, among other things, Atlas shall have a dual class structure with (i) Atlas New Class A Shares that will carry voting rights in the form of one (1) vote per such share and (ii) Atlas New Class B Shares that will carry voting rights in the form of ten (10) votes per such share, in the case of each of the Atlas New Class A Shares and the Atlas New Class B Shares, on the terms set forth in the Post-Closing Atlas Certificate of Incorporation, and (b) amend and restate the bylaws of Atlas with such terms and conditions set forth on Exhibit D (the “Post-Closing Atlas Bylaws”).

(f) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(g) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).

(h) At the Effective Time (and, for the avoidance of doubt, following the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion, but excluding any Dissenting Shares and the Company Common Shares cancelled and extinguished pursuant to Section 2.1(i)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted, based on the Exchange Ratio, into the right to receive the number of Atlas New Class B Shares set forth on the Allocation Schedule. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Common Shares and the Company Common Shares issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Common Shares except as otherwise expressly provided for herein or under applicable Law. If any Company Common Shares outstanding immediately prior to the Effective Time are Company Restricted Shares then the number of Atlas New Class B Shares issued in exchange for such Company Restricted Shares will have the same terms and conditions as were applicable to such Company Restricted Shares immediately prior to the Effective Time (including with respect to vesting and termination-related provisions). The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Atlas is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Company Restricted Shares.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Atlas and the Company may agree in writing.

Section 2.3 Allocation Schedule.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Atlas an allocation schedule (the “Allocation Schedule”) setting forth:

(i) (A) the number of Company Common Shares held by each Company Stockholder, (B) the number of Company Common Shares subject to each Company Warrant held by each holder thereof, and (C) the number of Company Common Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time (for clarity, after having given effect to the Company Preferred Conversion);

(ii) in the case of the Company Options and Company Warrants, the exercise (or similar) price and, if applicable, the exercise (or similar) date;

(iii) (A) the Exchange Ratio; (B) the portion of the Adjusted Transaction Share Consideration (specifying the number of Atlas New Class B Shares) allocated to each Company Common Share pursuant to Section 2.1(h) based on the Exchange Ratio (including, for the avoidance of doubt, the number of Atlas New Class B Shares that would be allocated to any such Company Common Shares pursuant to Section 2.1(h) but for such Company Common Shares being Dissenting Shares), (C) the portion of the Adjusted Transaction Share Consideration allocated to each Company Warrant pursuant to Section 2.4(c), and (D) the portion of the Adjusted Transaction Share Consideration allocated to each Company Option pursuant to Section 2.4(a), including a breakdown of Vested Company Options and Unvested Company Options, as well as, in the case of each of clauses (A) through (D), reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based);

(iv)  each Company Stockholder that is a Dissenting Stockholder and the number of Company Common Shares held by such Company Stockholder that are Dissenting Shares;

(v) the exercise price of each Exchanged Option at the Effective Time, which shall be based on the same exchange (or similar) ratio used for purposes of determining the number of Exchanged Options for which such Company Option is exchanged in clause (iii) of this Section 2.3(a); and

(vi) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (i), (ii), (iii), (iv) and (v) of this Section 2.3(a) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects, (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Stockholders Agreements and applicable Laws, (C) in the case of the Company Options, in accordance with the Company Equity Plan and any applicable grant or similar agreement with respect to each Company Option and (D) in the case of the Company Warrants, in accordance with the applicable warrant agreement or similar agreement with respect to each Company Warrant.

(b) Section 2.3(b) of the Company Disclosure Schedules contains an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) prepared by the Company as if the Company Preferred Conversion and the Closing occurred as of the date of this Agreement and, without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement or any Ancillary Document or any Company Equityholder under any Ancillary Document or the rights or remedies of an Atlas Party or the Atlas Sponsor with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to Atlas pursuant to Section 2.3(a). The Company will review any comments to the Allocation Schedule provided by Atlas or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by Atlas or any of its Representatives.

(c) Notwithstanding the foregoing or anything to the contrary herein, (i) the aggregate number of Atlas New Class B Shares that each Company Equityholder will have a right to receive or to which his, her or its Company Options or Company Warrant will become subject, as applicable, under this Agreement will be rounded down to the nearest whole share, (ii) in no event shall the aggregate number of Atlas New Class B Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Equityholders), including the Company Options, exceed (A) the Adjusted Transaction Share Consideration, minus (B) the Atlas New Class B Shares that would be allocated to Company Common Shares pursuant to Section 2.1(h) but for such Company Common Shares being Dissenting Shares (it being further understood and agreed, for the avoidance of doubt, that in no event shall any Atlas New Class B Shares described in this clause (B) be allocated to any other Company Equityholder and shall instead not be allocated at the Closing or otherwise, except solely in the circumstances described in Section 2.6), (iii) the Atlas Parties and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent Agreement, as applicable, and (iv) upon delivery, payment and issuance of the Adjusted Transaction Share Consideration on the Closing Date to the Exchange Agent, Atlas and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Adjusted Transaction Share Consideration), and none of them shall have (A) any further obligations to the Company, any Company Equityholder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Adjusted Transaction Share Consideration), or (B) any Liability with respect to the allocation of the consideration under this Agreement, and the Company and the Company Equityholders hereby irrevocably waive and release Atlas and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Adjusted Transaction Share Consideration, as the case may be, among each Company Equityholder as set forth in such Allocation Schedule.

Section 2.4 Treatment of Company Options, Company Warrants and Company Restricted Stock Units.

(a) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(e)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall be converted into an option to purchase a number of shares of Atlas New Class B Shares (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Shares subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of Atlas New Class B Shares purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of Atlas New Class B Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that, except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.

(b) At the Effective Time, no new awards will be granted under the Company Equity Plans, and the Company Equity Plans shall terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, Atlas) except as expressly contemplated by Section 2.4(a) and the last two sentences of Section 2.1(h).

(c) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(e)), the Company Warrants shall cease to represent a warrant to purchase Company Common Shares and will be converted automatically into warrants to purchase Atlas New Class B Shares in accordance with the terms of the Company Warrants, and Atlas will assume such warrants subject to their respective terms.

(d)       At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(e)), each Company RSU (whether a Vested Company RSU or an Unvested Company RSU) shall be converted into a restricted stock unit award with respect to a number of shares of Atlas New Class B Shares (such RSU, an “Exchanged RSU”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Shares subject to such Company RSU immediately prior to the Effective Time and (y) the Exchange Ratio; provided, however, that the number of Atlas New Class B Shares associated with the Exchanged RSUs shall be determined in a manner consistent with the requirements of Section 409A of the Code; and provided, further, that, except as specifically provided above, following the Effective Time, each Exchanged RSU shall continue to be governed by the same terms and conditions (including vesting and terms) as were applicable to the corresponding former Company RSU immediately prior to the Effective Time.

(e) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions (including adopting resolutions by the Company Board or a committee thereof) under the Company Equity Plans, or other applicable instruments under the underlying grant, award, warrant or similar agreement and otherwise to give effect to the provisions of this Section 2.4. Prior to such adoption, the Company will provide Atlas with drafts of, and a reasonable opportunity to comment on, all such resolutions.

Section 2.5 Company Stockholder Deliverables.

(a) At least three (3) Business Days prior to the Closing Date, Atlas shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Common Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Adjusted Transaction Share Consideration issuable in respect of such Company Common Shares pursuant to Section 2.1(h) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with Atlas and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as determined in good faith by Atlas, by also entering into the Exchange Agent Agreement in the form agreed to by Atlas and the Exchange Agent) and the covenants and agreements in this Section 2.5 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Atlas, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b) At the Effective Time, Atlas shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of Atlas New Class B Shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(h) in exchange for the Company Common Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(h) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(c) Each Company Stockholder whose Company Common Shares have been converted into the right to receive a portion of the Adjusted Transaction Share Consideration pursuant to Section 2.1(h) shall be entitled to receive the portion of the Adjusted Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.5(d) upon delivery of the Allocation Schedule, certified by the Chief Executive Officer of the Company (the “Certified Allocation Schedule”), together with digital certificates representing all Company Common Shares, along with digital assignments for transfer, free and clear of all Liens, of all Company Common Shares, in accordance with the customary procedures under the Company’s Carta platform, to the Exchange Agent.

(d) If the Certified Allocation Schedule is delivered to the Exchange Agent in accordance with Section 2.5(c) (i) at least two (2) Business Days prior to the Closing Date, then Atlas and the Company shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than two (2) Business Days prior to the Closing Date, then Atlas and the Company shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(e) If any portion of the Adjusted Transaction Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Common Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Adjusted Transaction Share Consideration that, in addition to any other requirements set forth in the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Common Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Common Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(f) No interest will be paid or accrued on the Adjusted Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Common Share (excluding any Dissenting Shares and the Company Shares cancelled and extinguished pursuant to Section 2.1(i)) shall solely represent the right to receive a portion of the Adjusted Transaction Share Consideration to which such Company Common Share is entitled to receive pursuant to Section 2.1(h).

(g) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Shares that were outstanding immediately prior to the Effective Time.

(h) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Atlas or as otherwise instructed by Atlas, and any Company Stockholder who has not exchanged his, her or its Company Common Shares for the applicable portion of the Adjusted Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to Atlas for the issuance of the applicable portion of the Adjusted Transaction Share Consideration, without any interest thereon. None of Atlas, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Adjusted Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Atlas free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6 Dissenting Stockholder. Notwithstanding anything to the contrary herein, any Company Share for which any Company Stockholder (such Company Stockholder, a “Dissenting Stockholder”) (a) has not voted in favor of the Merger or consented to it in writing and (b) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of Adjusted Transaction Share Consideration pursuant to Section 2.1(h). From and after the Effective Time, (i) the Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Company or any of its Affiliates (including Atlas); provided, however, that if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Dissenting Stockholder (A) shall no longer be deemed to be Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the applicable portion of Adjusted Transaction Share Consideration pursuant to Section 2.1(h). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Company in accordance with the DGCL. The Company shall give Atlas prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and Atlas shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of Atlas (prior to the Closing) (such consent not to be unreasonably withheld, conditioned or delayed), make any payment or deliver any consideration (including Company Shares, Atlas New Class A Shares or Atlas New Class B Shares) with respect to, settle or offer or agree to settle any such demands.

Section 2.7 Withholding. Atlas, the Company, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Tax Authority in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Atlas Parties as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreements have been made available to Atlas, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholders Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in breach in any material respect of the Company Stockholders Agreements.

(c) The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Company.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Option and each Company Warrant, (A) the date of grant or issuance, as applicable, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, and (D) any applicable vesting schedule (including acceleration provisions) and (iv) with respect to each Company Option, whether such Company Option is an Incentive Stock Option. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and each Company Option outstanding immediately prior to the Effective Time will be an “in the money” Company Option for purposes of Section 2.4 (i.e., the value of the consideration under this Agreement allocated to each Company Option (determined by reference to, for the avoidance of doubt, the Atlas Share Value) is in excess of the exercise (or similar) price applicable to such Company Option). The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, the Company Stockholders Agreements or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (4) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements). Except for the Company Options and the Company Warrants set forth on Section 3.2(a) of the Company Disclosure Schedules and those either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Except for the Company Stockholders Agreements, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(b)  (i) Each Company Option has an exercise price at least equal to the fair market value of a Company Common Share on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, (iii) each Company Option intended to qualify as an Incentive Stock Option so qualifies and (iv) all Company Options have been issued in compliance with the Company Equity Plan and all applicable Laws and properly accounted for in all respects in accordance with GAAP.

(c) The Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities or debt securities in any other Person or the right to acquire any such Equity Security or debt security, and the Company is not a partner or member of any partnership, limited liability company or joint venture.

(d) Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Company.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Atlas a true and complete copy of (i) the unaudited balance sheet of the Company as of December 31, 2019 and related unaudited consolidated statements of operations of the Company for the year then ended and (ii) the unaudited balance sheet of the Company as of December 31, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations of the Company for the year then ended (the financial statements described in clauses (i) and (ii), the “Financial Statements”), which Financial Statements are attached as Section 3.4(a) of the Company Disclosure Schedules. The Financial Statements (including the notes thereto) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and (B) fairly present, in all material respects, the financial position aand results of operations of the Company as at the date thereof and for the period indicated therein.

(b) Each of the financial statements or similar reports required to be included in the Registration Statement / Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the years ended December 31, 2019 and December 31, 2020, along with unaudited financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing Company Financial Statements”) when delivered following the date of this Agreement in accordance with Section 5.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities related to a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d) The Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets. The Company maintains and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company in all material respects.

(e) Since the Company’s incorporation, the Company has not received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) a “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which the Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (iii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. The Company has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except as is not and would not reasonably be expected to be material to the Company, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company. The Company is, and since the Company’s incorporation has been, in compliance in all material respects with the terms of all the Material Permits. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company to be in compliance with the terms of the Material Permits.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of the Company or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company;

(ii) any Contract under which the Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;

(iii) any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract;

(v) any (A) Contract with suppliers and/or technical consultants (including those relating to the design, development, manufacture or sale of Company Products and those relating to the certification process for such Company Products) for expenditures paid or payable by the Company in excess of $200,000, in the aggregate, over the 12-month period ending December 31, 2020, (B) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing or channel partner Contract;

(vi) any Government Contract;

(vii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of Atlas or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop or commercialize products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Atlas or any of its Affiliates after the Closing;

(viii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $100,000 annually or (B) $400,000 over the term of the agreement;

(ix) any Contract requiring the Company to guarantee the Liabilities of any Person (other than the Company) or pursuant to which any Person (other than the Company) has guaranteed the Liabilities of the Company, in each case in excess of $200,000;

(x) any Contract under which the Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(xi) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xii) any Contract with any Person (A) pursuant to which the Company (or Atlas or any of its Affiliates after the Closing) may be required to achieve milestones, or to pay “earn-out”, royalties or other contingent payments in excess of $200,000, or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to exclusively license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xiii) any Contract with any Person (A) relating to the licensing of any Intellectual Property Rights to the Company from a third party, including all Company Licensed Intellectual Property, other than licenses granted in connection with or implied by the sale of a product or service or licenses or subscriptions for Off-the-Shelf Software, (B) relating to the licensing of any Company Owned Intellectual Property to a third party from the Company, other than nonexclusive licenses granted in connection with or implied by the sale of a Company Product in the ordinary course of business consistent with past practice, (C) relating to the acquisition, ownership or development of any Company Owned Intellectual Property (other than form Intellectual Property Rights assignment agreements entered into with the Company’s employees in the ordinary course of business), (D) that is an express co-existence, concurrent use, consent to use or grants a covenant not to sue, either to the Company of Intellectual Property Rights owned by a third party, or to a third party of Company Owned Intellectual Property (excluding nonexclusive licenses granted in the ordinary course of business), or that otherwise affects the Company’s ability to own, enforce, use, license or disclose any Company Owned Intellectual Property, or (E) requires the Company to escrow Software owned by it;

(xiv) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of the Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $350,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof, (C) that could result in material Liability to the Company if terminated or (D) that requires prior notice of termination of thirty (30) days or longer;

(xv) any Contract for the disposition of any portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xvi) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on the Company (or Atlas or any of its Affiliates after the Closing);

(xvii) any CBA;

(xviii) each Contract listed on Section 3.7(a)(xviii) of the Company Disclosure Schedules; and

(xix) any other Contract the performance of which requires either (A) annual payments to or from the Company in excess of $100,000 or (B) aggregate payments to or from the Company in excess of $400,000 over the term of the agreement and, in each case, that is not terminable by the Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the Company or, to the Company’s knowledge, the counterparties thereto. Since September 30, 2020, the Company has not received written notice of the intention of any counterparty to any Material Contract to cancel, terminate or modify in any material respect the terms of any such Material Contract, or materially accelerate the obligations of the Company thereunder. The Company has made available to Atlas true and complete copies of all Material Contracts in effect as of the date of this Agreement.

Section 3.8 Absence of Changes. During the period beginning on September 30, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects, (ii) the Company has not taken any action that would require the consent of Atlas if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(iv)(A), Section 5.1(b)(viii), Section 5.1(b)(x) or Section 5.1(b)(xviii) (to the extent related to any of the foregoing) and (iii) the Company has not taken any action that would require the consent of Atlas if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(xvi), Section 5.1(b)(vii), Section 5.1(b)(ix) or Section 5.1(b)(xviii) (to the extent related to any of the foregoing).

Section 3.9 Litigation. As of the date of this Agreement, and since the Company’s incorporation, there is and has been no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) the Company, (b) any of the Company’s material assets or properties, (c) any of the Company’s managers, officers or directors or, to the Company’s knowledge, any of the Company’s employees (in each case, in their capacities as such) (in the case of each of clauses (a) through (c), seeking material non-monetary relief or involving an amount in controversy in excess of $200,000), or (d) any of the foregoing in such capacity in a criminal Proceeding. Neither the Company nor any of its properties or assets is subject to any outstanding Order that would reasonably be expected to be, individually or in the aggregate, material to the Company. As of the date of this Agreement, there are (and since the Company’s incorporation there have been) no material Proceedings by the Company pending against any other Person.

Section 3.10 Compliance with Applicable Law.

(a) The Company (i) conducts (and since the Company’s incorporation has conducted) its business in accordance with all Laws and Orders applicable to the Company and is not in violation of any such Law or Order and (ii) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that the Company is not in compliance with any such Law or Order, except in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(b) The Company’s application for the PPP Loan, including all representations and certifications contained therein, was true, correct and complete in all respects when made and was otherwise completed in accordance with all guidance issued in respect of the CARES Act and Payroll Protection Program and no misleading statements were made in connection with, nor material information omitted from, such application. The Company has used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act and Payroll Protection Program and has complied in all respects with all requirements of the CARES Act and Payroll Protection Program in connection therewith. Section 3.10(b) of the Company Disclosure Schedules sets forth (i) the original amount of the PPP Loan received by the Company, (ii) the name of the PPP Lender, (iii) the outstanding amount of the PPP Loan as of the date hereof, and (iv) and the portion (if any) of the PPP Loan that has been forgiven as of the date hereof.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans and separately identifies each PEO Plan. With respect to each Employee Benefit Plan, the Company has provided Atlas with true and complete copies of the documents pursuant to which the plan is maintained, funded and administered, including, to the extent applicable: (i) the most recent favorable determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the current plan and trust documents and all amendments thereto (and for any unwritten plan, a summary of the material terms); (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) the most recent IRS Form 5500 annual report (with all schedules and attachments thereto); and (v) any non-routine correspondence with any Governmental Entity during the past three (3) years;

(b) Neither the Company nor an ERISA Affiliate maintain, sponsor, contribute to or have any obligation to contribute to or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Employee Benefit Plan provides and the Company has any Liabilities or potential obligation to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law, for which the recipient pays the full premium cost of coverage. The Company has no Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a current favorable determination or opinion or advisory letter from the Internal Revenue Service and no events have occurred or circumstances exist that could reasonably be expected to adversely affect such qualified status. The Company has not incurred (whether or not assessed) or is reasonably expected to incur or to be subject to any material penalty or Tax under the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010 and including any guidance issued thereunder (“PPACA”), including under Sections 4980H, 4980B, 4980D, 6055, 6056, 6721 or 6722 of the Code.

(d) Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(e) There are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits), and there is no fact or circumstance that would reasonably be expected to give rise to any such claim or Proceeding. Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and other applicable Laws, and nothing has occurred and no condition exists with respect to any Employee Benefit Plan that could result in a material Tax, penalty or other Liability or obligation of the Company. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) by the Company with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Employee Benefit Plan and in compliance with the requirements of applicable Law, and, to the extent not yet due, have been properly accrued in accordance with GAAP. No unfunded Liability exists with respect to any Employee Benefit Plan.

(f) Neither the execution and delivery of this Agreement and nor the consummation of the transactions contemplated by this Agreement could (either alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company, or (iv) limit or restrict the right of any of the Company to merge, amend or terminate any Employee Benefit Plan.

(g) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) of any of the Company under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(h) The Company has no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

Section 3.12 Environmental Matters. The Company is, and since the Company’s incorporation has been, operating in compliance in all respects with all Environmental Laws. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company:

(a) the Company has not received any written communication or notice or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws;

(b) there is (and since the Company’s incorporation there has been) no Proceeding or Order pending or, to the Company’s knowledge, threatened in writing against the Company in respect to any Environmental Laws; and

(c) there has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

The Company has made available to Atlas copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in the Company’s possession or control relating to the current or former operations, properties or facilities of the Company.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) material unregistered Marks owned or used by the Company, (iii) Company Products, and (iv) material Software programs owned by the Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Company for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings involving the Company and that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) The Company exclusively owns and possesses all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). For all Patents owned by the Company, each inventor of the Patent has assigned their rights to the Company. The Company exclusively owns or has a valid and enforceable right to use all Intellectual Property Rights that are used in, material to or necessary for the operation of the Business and the operation of the Company free and clear of all Liens (other than Permitted Liens) (together with the Company Owned Intellectual Property, the “Business Intellectual Property”). Immediately following the Closing, the Business Intellectual Property will be owned by, licensed to or available for use by the Company on the terms and conditions identical to those immediately prior to the Closing. The Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. The Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by the Company. The Company Owned Intellectual Property is valid, subsisting and enforceable, and all of the Company’s rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) The Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property since the Company’s incorporation (each such person, a “Creator”) have agreed to maintain and protect the Trade Secrets and confidential information of the Company. Each of the Company’s Creators have assigned or have agreed to a present tense assignment to the Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with the Company. All rights in, to and under all Intellectual Property Rights created by any Person involved in the conception, inception, or formation of the Company or the Business for the use by the Company prior to (i) the inception of any member of the Company or (ii) their commencement of employment with the Company have been duly and validly assigned to the Company.

(e) No Company Owned Intellectual Property was (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with or using any personnel, grants, funds, facilities, Intellectual Property Rights or other resources of, a Governmental Sponsor, and no Person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of any such Company Owned Intellectual Property was employed by, under contract to, or performed services for any Governmental Sponsor during a period of time during which such Person was also performing services for the Company related to the development of such Company Owned Intellectual Property. No Governmental Sponsor has any claim or right in or to any Company Owned Intellectual Property. To the extent the use of Business Intellectual Property is restricted in any way under a Government Contract, the Company has complied, and have included in each of its Contracts with its subcontractors, as applicable, a requirement to comply, in all material respects with such restrictions under such Government Contract.

(f) The Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any Trade Secrets, know-how and other confidential information owned or used by the Company. Without limiting the foregoing, the Company has not disclosed any such Trade Secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any Trade Secrets, know-how or confidential information of or in the possession of the Company, or of any written obligations with respect to such.

(g) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(h) Since the Company’s incorporation, neither the conduct of the business of the Company nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of, dilutes or otherwise violates, or has infringed, constituted or resulted from an unauthorized use or misappropriation of, diluted or otherwise violated any Intellectual Property Rights of any other Person.

(i) Since the Company’s incorporation, there have been no and there are not currently any Proceedings pending nor has the Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting the Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or to the conduct of the business of the Company.

(j) To the Company’s knowledge, since the Company’s incorporation, no Person is infringing, misappropriating, misusing, diluting or otherwise violating, or has infringed, misappropriated, misused, diluted or otherwise violated, any Company Owned Intellectual Property. Since the Company’s incorporation, the Company has not made any written claim against any Person alleging any infringement, misappropriation, dilution or other violation of any Company Owned Intellectual Property.

(k) The Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers, Company IT Systems and other Software-enabled electronic devices that it owns or leases or that is otherwise used by the Company and/or its employees in connection with the Business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company possesses or controls the source code, object code, executable code and internal documentation for all Software owned by the Company. The Company has not disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by the Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company subject to confidentiality obligations with respect thereto.

(l) The Company has not accessed, used, modified, linked to, created derivative works from or incorporated into any Company Product or other Company Owned Intellectual Property and that is distributed outside of the Company any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires the Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements.

Section 3.14 Labor Matters.

(a) Since the Company’s incorporation, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, (i) the Company (A) has not had any Liability for any failure to pay or delinquency in paying wages or other compensation for services (including all wages and salaries, wage premiums, commissions, severance, termination payments, fees, bonuses, and any other compensation that has come due and payable to any current or former employees and independent contractors under applicable Law, Contract or Company policy), or any penalties, fines, interest, or other sums, and (B) has not had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of the Company.

(b) Since the Company’s incorporation, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company, and the Company has not incurred any material Liability under WARN.

(c) There are no Proceedings pending or, to the Company’s knowledge, threatened, against the Company, by or on behalf of any current or former director, manager, officer, employee, individual independent contractor or other service providers or government or administrative authority relating to employment or employment practices, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar tortious conduct, breach of contract, interference with contract, aiding and abetting breach of contract, including any contract related to any trade secret, confidentiality or nondisclosure obligation, noncompetition obligation, nonsolicitation obligation, noninterference obligation, or other restrictive covenant obligation, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. The Company is not bound by any consent decree with, or citation by, any Governmental Entity relating to any employment practices.

(d) The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which it is aware. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further potentially improper action. The Company does not reasonably expect any material Liabilities with respect to any such allegations and, to the Company’s knowledge, there are no allegations relating to officers, directors, employees, contractors, or agents of the Company that, if known to the public, would bring the Company into material disrepute.

(e) The Company is not a party to or bound by any CBA and no employees of the Company are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of the Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since the Company’s incorporation, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting the Company. Since the Company’s incorporation, no labor union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s knowledge, since the Company’s incorporation, there have been no labor organizing activities with respect to any employees of the Company.

(f) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Company has not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

(g) No current or former director, officer, employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, noninterference agreement, restrictive covenant or other obligation: (i) owed to the Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company.

(h) To the Company’s knowledge, no current employee of the Company with annualized compensation at or above $350,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(i) The Company has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by the Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Atlas. As of the date of this Agreement, no claim by the Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.16 Tax Matters.

(a) The Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects, and the Company has paid all income and other material Taxes required to have been paid by it (whether or not shown on a Tax Return).

(b) The Company has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third-party.

(c) The Company is not currently the subject of a Tax audit, examination, claim, proceeding, or investigation with respect to a material amount of Taxes (a “Tax Proceeding”), and the Company has not received written notice from any Tax Authority of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against the Company that has not been satisfied by payment, settled, or withdrawn.

(d) The Company has not consented to extend or waive any statute of limitations in respect of Taxes or extend the time in which any material Tax may be assessed or collected by any Tax Authority, other than pursuant to any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, and no request for any such waiver or extension is pending.

(e) The Company is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(f) There are no Liens for material Taxes on any assets of the Company other than Liens for Taxes not yet due and delinquent.

(g) During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h) The Company (i) is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), (ii) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of its current Affiliates) or (iii) does not have any Liability for the Taxes of any Person (other than the Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or otherwise by operation of Law.

(i) The Company has not received a written claim from any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(j) The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(k) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Law), (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business. The Company will not be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(l) The Company is, and at all times since its formation has been, a corporation for U.S. federal and all applicable state and local income Tax purposes.

(m) The Company has not taken or agreed to take any action, nor is it (subject to the representations of the Atlas Parties in Section 4.15(m) being true as of the date of this Agreement) aware of any facts or circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by any Atlas Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents), in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 3.17 Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased, subleased, licensed or similarly used or occupied by the Company (the “Leased Real Property”) and all Real Property Leases pursuant to which the Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases (including all material amendments, extensions, renewals and guaranties with respect thereto) have been made available to Atlas. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by the Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Company’s possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Lease. With respect to each of the Real Property Leases: (i) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof; and (ii) the Company has not collaterally assigned or granted any other security interest in any real Property Lease or any interest therein. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business.

(c) Personal Property. The Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Company reflected in the Financial Statements or thereafter acquired by the Company, except for assets disposed of in the ordinary course of business.

(d) Assets. Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Company will constitute all of the assets necessary to conduct the Business immediately after the Closing in all material respects as it is conducted on the date of this Agreement.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business, (ii) the Company Stockholders Agreements and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Company or (D) owes any material amount to, or is owed any material amount by, the Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) The Company has implemented commercially reasonable written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b) Since the Company’s incorporation there has been no Proceeding, there is no Proceeding pending and, to the Company’s knowledge, there is no Proceeding threatened against or involving the Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) any other Governmental Entity, foreign or domestic or (iii) any regulatory or self-regulatory entity) that, in each case, alleged that any Processing of Personal Data by or on behalf of the Company is or was in violation of any Privacy and Data Security Requirements or any Privacy and Data Security Policies, nor, to the Company’s knowledge, is there (nor since the Company’s incorporation has there been) any circumstance that would reasonably be expected to lead to the foregoing.

(c) To the Company’s knowledge, since its incorporation, (i) there have been no Security Incidents, and (ii) the Company has not notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data that, in each case, have been or would reasonably be expected to be, individually or in the aggregate, material to the Company.

(d) The Company owns or has a valid and enforceable license to use the Company IT Systems as necessary to operate the business of the Company as currently conducted. All Company IT Systems are (i) free from any material defect, bug, virus or programming, design or documentation error and (ii) in sufficiently good working condition to perform all material information technology operations necessary for the operation of the Business (except for ordinary wear and tear) as currently conducted in all material respects. The Company has taken commercially reasonable steps designed to protect the confidentiality, integrity and security of the Company IT Systems and all material information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person. Since the Company’s incorporation, there have not been any material failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a material failure or disruption of the Company IT Systems other than routine failures or disruptions that have been remediated in the ordinary course of business.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) None of the Company, any of its officers, directors or employees or, to the Company’s knowledge, its other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the Company’s incorporation, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since the Company’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); or (v) otherwise in violation of any applicable Sanctions and Export Control Laws.

(b) None of the Company, any of its officers, directors or employees or, to the Company’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing has, since the Company’s incorporation, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c) To the Company’s knowledge, there are no Proceedings, filings, Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws or Sanctions and Export Control Laws by the Company or any of its Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Company, and, to the Company’s knowledge, no such Proceedings, filings, Orders, inquiries or governmental investigations have been threatened or are pending.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Company expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Atlas Stockholders or at the time of the Atlas Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23 Aviation Regulation Compliance.

(a) The Company’s business as presently conducted does not require the Company to hold any Aviation Authorizations issued by any Aviation Authority.

(b) The Company is currently working with the FAA to diligently pursue a type certificate in accordance with the FAA’s type certification process and other such authority as required for the eVTOL aircraft being developed by the Company and has engaged in meetings (whether virtual or otherwise) with and provided such information, documentation, and data requested by the FAA in support of such certification efforts.

(c) Except as set forth in Section 3.23(c) of the Company Disclosure Schedules, all aircraft (manned and unmanned) owned by the Company that are required to be registered are properly registered with the FAA and have current and valid registrations.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Atlas Parties and (ii) it has been furnished with or given access to such documents and information about the Atlas Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Atlas Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Atlas Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY Atlas PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 3 OR THE ANCILLARY DOCUMENTS, NEITHER The Company NOR ANY OTHER PERSON MAKES, and the COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO ANY Atlas PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY Atlas PARTY IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Except for the representations and warranties expressly set forth in article 3 OR the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF the COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY Atlas PARTY IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE Atlas PARTIES

(a) Subject to Section 8.8, except as set forth on the Atlas Disclosure Schedules, or (b) except as set forth in the Prospectus (or in any exhibits and schedules thereto, as they have been supplemented, modified or amended since the time of filing, or any other information incorporated therein), or any Atlas SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Atlas Party hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1 Organization and Qualification. Each Atlas Party is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authority. Each Atlas Party has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Atlas Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which an Atlas Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company or other similar action on the part of such Atlas Party. This Agreement has been and each Ancillary Document to which an Atlas Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Atlas Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Atlas Party (assuming this Agreement has been and the Ancillary Documents to which such Atlas Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such Atlas Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of an Atlas Party with respect to such Atlas Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the Atlas New Class A Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iv) the filing of the Certificate of Merger, (v) the filing of the Post-Closing Atlas Certificate of Incorporation, (vi) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (vii) the Atlas Stockholder Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an Atlas Material Adverse Effect.

(b) None of the execution or delivery by an Atlas Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by an Atlas Party of its obligations hereunder or thereunder or the consummation by an Atlas Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of an Atlas Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an Atlas Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Atlas Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of an Atlas Party, except in the case of any of clauses (ii) through (iv) above, as would not have an Atlas Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the Atlas Disclosure Schedules (which fees shall be the sole responsibility of the Atlas, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Atlas Party for which an Atlas Party has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, any Atlas Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Atlas Stockholders or at the time of the Atlas Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization of the Atlas Parties.

(a) Section 4.6(a) of the Atlas Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of the number and class or series (as applicable) of the issued and outstanding Atlas Shares and Atlas Warrants. All outstanding Equity Securities of Atlas have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Atlas and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Atlas) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Atlas Shares and the Atlas Warrants set forth on Section 4.6(a) of the Atlas Disclosure Schedules (assuming that no Atlas Stockholder Redemptions are effected), and, immediately prior to Closing and before giving effect to the PIPE Financing, there shall be no other Equity Securities of Atlas issued and outstanding.

(b) Immediately after the Effective Time, (i) the authorized capital stock of Atlas will consist of such number of Atlas New Class A Shares, Atlas New Class B Shares and shares of Atlas’ preferred stock, par value $0.0001 per share as set forth in the Post-Closing Atlas Certificate of Incorporation, and (ii) any and all of the issued and outstanding Atlas New Class A Shares and Atlas New Class B Shares, including for the avoidance of doubt, the Adjusted Transaction Share Consideration, (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any, and not subject to any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any, provision of applicable Law, Atlas’ Governing Documents, or any Contract to which Atlas is a party or otherwise bound.

(c) Except (i) for the Atlas Warrants or (ii) as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.10 or issued, granted or entered into, as applicable, in accordance with Section 5.10, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Atlas to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Atlas.

(d) The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by Atlas free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, Atlas has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

(e) As of the date hereof, the aggregate committed amount of the PIPE Financing is at least $600,000,000. On or prior to the date of this Agreement, Atlas has identified to the Company each of the PIPE Investors (or has caused the identification of each such PIPE Investor to the Company). As of the date hereof, such PIPE Subscription Agreements are in full force and effect with respect to, and binding on, Atlas and, to the knowledge of Atlas, on each PIPE Investor party thereto, in accordance with their terms.

Section 4.7 SEC Filings. Atlas has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Atlas SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Atlas SEC Reports”). Each of the Atlas SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Atlas SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Atlas SEC Reports or the Additional Atlas SEC Reports (for purposes of the Additional Atlas SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Atlas SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for the purposes of the Additional Atlas SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Atlas SEC Reports.

Section 4.8 Trust Account. As of January 29, 2021, Atlas had an amount in cash in the Trust Account equal to at least $500,158,610 and since January 29, 2021 through the date hereof, no funds have been withdrawn from the Trust Account. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated October 27, 2020 (the “Trust Agreement”), between Atlas and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Atlas SEC Reports to be inaccurate in any material respect or, to Atlas’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Atlas Stockholders who shall have elected to redeem their Atlas Class A Shares pursuant to the Governing Documents of Atlas or (iii) if Atlas fails to complete a business combination within the allotted time period set forth in the Governing Documents of Atlas and liquidates the Trust Account, subject to the terms of the Trust Agreement, Atlas (in limited amounts to permit Atlas to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Atlas) and then the Pre-Closing Atlas Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Atlas and the Trust Agreement. As of the date of this Agreement, Atlas has performed all material obligations required to be performed by it, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to Atlas’ knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since October 27, 2020 until the date of this Agreement, Atlas has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Atlas Stockholders who have elected to redeem their Atlas Class A Shares pursuant to the Governing Documents of Atlas, each in accordance with the terms of and as set forth in the Trust Agreement), Atlas shall have no further obligation under either the Trust Agreement or the Governing Documents of Atlas to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the Atlas Disclosure Schedules sets forth all Contracts between (a) Atlas, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Atlas or the Atlas Sponsor, on the other hand (each Person identified in this clause (b), an “Atlas Related Party”), other than (i) Contracts with respect to an Atlas Related Party’s employment with, or the provision of services to, Atlas entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No Atlas Related Party (A) owns any interest in any material asset or property used in the business of Atlas, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of Atlas or (C) owes any material amount to, or is owed any material amount by, Atlas (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.9) are referred to herein as “Atlas Related Party Transactions”.

Section 4.10 Litigation. As of the date of this Agreement, there is (and since its incorporation there has been) no Proceeding pending or, to Atlas’ knowledge, threatened against or involving any Atlas Party that, if adversely decided or resolved, would be material to the Atlas Parties, taken as a whole. As of the date of this Agreement, none of the Atlas Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any Atlas Party pending against any other Person.

Section 4.11 Compliance with Applicable Law. Each Atlas Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have an Atlas Material Adverse Effect.

Section 4.12 Business Activities.

(a) Since its incorporation through the date of this Agreement, Atlas has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Atlas’s Governing Documents, there is no Contract binding upon any Atlas Party or to which any Atlas Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents, the performance of its covenants and agreements in this Agreement and the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its organization, incorporation or formation, as applicable, its continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

(c) Atlas is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Atlas constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Atlas’ status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Atlas has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Atlas’ financial reporting and the preparation of Atlas’ financial statements for external purposes in accordance with GAAP and (ii) Atlas has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Atlas is made known to Atlas’ principal executive officer and principal financial officer by others within Atlas.

(b) Atlas has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, Atlas has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding Atlas Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no Proceeding pending or, to Atlas’ knowledge, threatened against Atlas by NYSE or the SEC with respect to any intention by such entity to deregister Atlas Class A Shares or prohibit or terminate the listing of Atlas Class A Shares on NYSE. Atlas has not taken any action that is designed to terminate the registration of Atlas Class A Shares under the Exchange Act.

(d) The Atlas SEC Reports contain true and complete copies of the applicable Atlas Financial Statements. The Atlas Financial Statements (i) fairly present in all material respects the financial position of Atlas as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited Atlas Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Atlas has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Atlas’ and its Subsidiaries’ assets. Atlas maintains and, for all periods covered by the Atlas Financial Statements, has maintained books and records of Atlas in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Atlas in all material respects.

(f) Since its incorporation, Atlas has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Atlas, (ii) a “material weakness” in the internal controls over financial reporting of Atlas or (iii) fraud, whether or not material, that involves management or other employees of Atlas who have a significant role in the internal controls over financial reporting of Atlas.

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the Atlas Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Atlas Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) in the case of Merger Sub, incurred in connection with or incident or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (d) set forth or disclosed in the Atlas Financial Statements, (e) that have arisen since the date of the most recent balance sheet included in the Atlas SEC Reports in the ordinary course of business, (f) that are either permitted pursuant to Section 5.10 or incurred in accordance with Section 5.10, or (g) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Atlas Parties, taken as a whole, the Atlas Parties do not have any Liabilities.

Section 4.15 Tax Matters.

(a) Each of the Atlas Parties has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects, and each of the Atlas Parties has paid all income and other material Taxes required to have been paid by it (whether or not shown on a Tax Return).

(b) Each of the Atlas Parties has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third-party.

(c) None of the Atlas Parties is currently the subject of a Tax Proceeding, and no Atlas Party has received written notice from any Tax Authority of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against the Atlas Parties that has not been satisfied by payment, settled, or withdrawn.

(d) None of the Atlas Parties has consented to extend or waive any statute of limitations in respect of Taxes or extend the time in which any material Tax may be assessed or collected by any Tax Authority, other than pursuant to any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, and no request for any such waiver or extension is pending.

(e) None of the Atlas Parties is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(f) There are no Liens for material Taxes on any assets of the Atlas Parties other than Liens for Taxes not yet due and delinquent.

(g) During the two (2)-year period ending on the date of this Agreement, none of the Atlas Parties was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h) None of the Atlas Parties (i) is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Atlas) or (iii) has any Liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor, or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or otherwise by operation of Law.

(i) None of the Atlas Parties has received a written claim from any Tax Authority in a jurisdiction where such Atlas Party does not file Tax Returns that such Atlas Party is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(j) None of the Atlas Parties has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k) None of the Atlas Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Law), (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business. None of the Atlas Parties will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(l) Atlas is, and at all times since its formation has been, a corporation for U.S. federal and all applicable state and local income Tax purposes.

(m) None of the Atlas Parties has taken or agreed to take any action, nor is any of the Atlas Parties (subject to the representations of the Company in Section 3.16(m) being true as of the date of this Agreement) aware of any facts or circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Company or a Company Stockholder or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents), in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 4.16 Opinion of Atlas Financial Advisor. The Atlas Board has received the opinion of Duff & Phelps, LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and other matters set forth in such opinion, the consideration to be paid by Atlas in the Merger pursuant to this Agreement is fair, from a financial point of view, to Atlas and, as of the date of this Agreement, such opinion has not been modified or withdrawn.

Section 4.17 Compliance with International Trade & Anti-Corruption Laws.

(a) Since Atlas’ incorporation, none of Atlas, any of its officers, directors or employees or, to the Company’s knowledge, its other Representative, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since Atlas’ incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) Since Atlas’ incorporation, none of Atlas, any of its officers, directors or employees or, to the Company’s knowledge, its other Representative, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.18 Investigation; No Other Representations.

(a) Each Atlas Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Atlas Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each Atlas Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.19 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE Atlas PARTIES OR ANY OTHER PERSON MAKES, and EACH Atlas PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE Atlas PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE Atlas PARTIES BY OR ON BEHALF OF THE MANAGEMENT OF ANY Atlas PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY or THEREBY. Except for the representations and warranties expressly set forth in Article 4 or the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY Atlas party ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY Atlas PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED Hereby or thereby.

Article 5
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by Atlas (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Company in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by Atlas (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iv)(A), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii) (but only to the extent relating to any Material Contract of the type described in Section 3.7(a)(vii), Section 3.7(a)(xi), Section 3.7(a)(xiv)(B) or Section 3.7 (a)(xviii)), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvi) or Section 5.1(b)(xviii) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Company or repurchase or redeem any outstanding Equity Securities of the Company;

(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents or the Company Stockholders Agreements;

(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company or inventory or obsolete equipment in the ordinary course of business, or (B) create, subject or incur any Lien any material assets or properties of the Company (other than any Permitted Liens);

(v) (A) sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of Intellectual Property Rights in accordance with its maximum statutory term) or otherwise dispose of any Business Intellectual Property, other than non-exclusive licenses granted to customers to use a Company Product in the ordinary course of business, (B) disclose any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company in such Trade Secrets), or disclose, license, release, deliver, escrow or make available any source code, or (C) make any material adverse change to the operation or security of any Company IT Systems or any of the Company’s respective rules, policies, or procedures with respect to Privacy and Security Requirements or Personal Data;

(vi) (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities of the Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company, other than, prior to the delivery of the Allocation Schedule pursuant to Section 2.3, the issuance of the Company Common Shares upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement, or (B) adjust, split, combine or reclassify any Equity Securities of the Company or other rights exercisable therefor or convertible into;

(vii) incur, create or assume any Indebtedness, other than ordinary course trade payables;

(viii) (A) amend, modify or terminate any Real Property Lease or any Material Contract of the type described in Section 3.7(a)(v), Section 3.7(a)(vii), Section 3.7(a)(xi), Section 3.7(a)(xii), Section 3.7(a)(xiii), Section 3.7(a)(xiv)(B) or Section 3.7(a)(xviii) (such Real Property Leases and types of Material Contracts, collectively, the “Designated Material Contracts”) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Designated Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Designated Material Contract), (B) waive any material benefit or right under any Designated Material Contract or (C) enter into any Contract that would constitute a Designated Material Contract;

(ix) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

(x) except as required under the terms of any Employee Benefit Plan that is set forth on the Section 3.11(a) of the Company Disclosure Schedules and that has been provided to Atlas before the date of this Agreement, (A) materially amend, materially modify, adopt, enter into or terminate any Employee Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase or decrease, or agree to materially increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (D) hire, engage or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer or employee of the Company whose annual compensation opportunities exceeds or would exceed $350,000, (E) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any CBA or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of the Company, (F) recognize or certify any labor organization, works council, labor union or group of employees of the Company as the bargaining representative for any employees of the Company, (G) with respect to the Company or any employees of the Company, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate WARN, or (H) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company;

(xi) make, change or revoke any material Tax election, amend any material Tax Return, change any material method of accounting enter into any closing agreement with respect to material Taxes, settle any material Tax claim or assessment, affirmatively surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than any such extension of time to file Tax Returns that is obtained in the ordinary course of business);

(xii) (A) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $200,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or Atlas or any of its Affiliates after the Closing), or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration;

(xiii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xiv) change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xvi) make any Change of Control Payment that is not set forth on Section 3.2(d) of the Company Disclosure Schedules;

(xvii) enter into, conduct, engage in or otherwise operate any new line of business, change its operating policies in any material respect or discontinue or make any material change to the business of the Company; or

(xviii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Atlas, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing, (b) any action taken, or omitted to be taken, by the Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by the Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clauses (b) and (c), the Company shall give Atlas prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to Atlas promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(x), Section 5.1(b)(xii), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to any of the foregoing).

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that (A) the Company and Atlas shall each bear fifty percent (50%) of the HSR Act filing fee; and (B) subject to Section 8.6, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (x) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement, and (y) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Atlas shall promptly inform the Company of any communication between any Atlas Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Atlas of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (1) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (2) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Atlas and the Company.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Atlas Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Atlas Party) or Atlas (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Atlas Party, the Company, or, in the case of the Company, Atlas in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Atlas Party, the Company, or, in the case of the Company, Atlas, the opportunity to attend and participate in such meeting or discussion. Materials required to be provided pursuant to this Section 5.2 may be restricted to outside counsel and redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements (iii) and as necessary to address attorney-client or other privilege concerns.

(c) Prior to the Closing, the Atlas Parties shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if such acquisition or agreement would reasonably be expected to delay obtaining or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated herein or the expiration or termination of any applicable waiting period.

(d) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(e) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Atlas, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Atlas, any of the Atlas Parties or any of their respective Representatives (in their capacity as a representative of an Atlas Party) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). Atlas and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any such Transaction Litigation. Subject to the Company’s compliance with, and the rights of Atlas set forth in, the immediately preceding sentence, the Company shall control the negotiation, defense and settlement of any such Transaction Litigation commenced against the Company or any of its Representatives (in their capacity as a representative of the Company); provided, however, that in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Atlas (not to be unreasonably withheld, conditioned or delayed). Subject to Atlas’ compliance with, and the rights of the Company set forth in, the second preceding sentence, Atlas shall control the negotiation, defense and settlement of any such Transaction Litigation commenced against any Atlas Party or any of their respective Representatives (in their capacity as a representative of such Atlas Party); provided, however, that in no event shall Atlas or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), unless such settlement (other than immaterial, procedural or ministerial matters or matters ancillary to the following clauses (A) and (B)) is limited to (A) supplemental disclosures furnished to or filed with the SEC and related to the transactions contemplated by this Agreement and/or the Ancillary Documents or (B) monetary payments that are not materially in excess of the amounts otherwise covered under the insurance policies of Atlas Parties (for this purpose ignoring any deductible, retention or similar amounts thereunder), in which case, the prior written consent of the Company shall not be required.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Atlas and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company (in a manner so as to not interfere with the normal business operations of the Company). Notwithstanding the foregoing, the Company shall not be required to provide to Atlas or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), the Company shall use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any Atlas Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Atlas shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Atlas Parties (in a manner so as to not interfere with the normal business operations of the Atlas Parties). Notwithstanding the foregoing, Atlas shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Atlas Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Atlas Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Atlas Party under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), Atlas shall use, and shall cause the other Atlas Parties to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an Atlas Party or the Atlas Sponsor, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Atlas shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Atlas or, after the Closing, Atlas and the Atlas Sponsor; provided, however, that each Party, the Atlas Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is an Atlas Party or a Representative of an Atlas Party, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with Atlas in connection therewith and provide Atlas with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is the Atlas Sponsor or a Representative of the Atlas Sponsor, reasonably consult with Atlas in connection therewith and provide Atlas with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (y) if the disclosing Person is the Company or a Representative of the Company, reasonably consult with Atlas and the Atlas Sponsor in connection therewith and provide Atlas and the Atlas Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, and (z) if the disclosing Person is Atlas or a Representative of Atlas, reasonably consult with the Atlas Sponsor in connection therewith and provide the Atlas Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Atlas Parties, the Atlas Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor (including in connection with the PIPE Financing) or in connection with normal fund raising or related marketing or informational or reporting activities.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Atlas prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Atlas shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Atlas shall consider such comments in good faith. The Company, on the one hand, and Atlas, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Atlas, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Atlas and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Atlas shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Atlas prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Atlas, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Tax Treatment. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and the 368 of the Code and Treasury Regulations Section 1.368-2(g), and agree (i) to file all Tax Returns on a basis consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Atlas for the taxable year that includes the Merger) and retain such information as shall be required under Treasury Regulations Section 1.368-3, (ii) to take no Tax position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in the case of each of clauses (i) and (ii), unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code, (iii) to use reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment (including if Atlas and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify for the Intended Tax Treatment, using commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second step merger to take place immediately after the Merger whereby the surviving company would merge with an into a new limited liability company that is a wholly-owned Subsidiary of Atlas (“Newco”), with Newco being the surviving company in such Merger), (iv) not to take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment, and (v) to reasonably cooperate in good faith with each other and their respective counsel to document and support the Intended Tax Treatment, including providing factual support letters. Each Party shall use reasonable best efforts to promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Atlas Parties) to do or seek to do any of the foregoing. The Company agrees to (A) notify Atlas promptly upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Atlas reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Atlas Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Atlas Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Atlas Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an Atlas Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing. Atlas agrees to (A) notify the Company promptly upon receipt of any Atlas Acquisition Proposal by any Atlas Party, and to describe the material terms and conditions of any such Atlas Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Atlas Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, any Atlas Party or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or Atlas Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.6.

Section 5.7 Preparation of Registration Statement / Proxy Statement; Preparation of Registration Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, Atlas and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of Atlas or the Company, as applicable), and, following delivery of the Closing Company Financial Statements to Atlas pursuant to Section 5.17(a), Atlas shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of Atlas which will be included therein and which will be used for the Atlas Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Atlas’ Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of Atlas and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Atlas, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of Atlas to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents. In the event the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment in connection with the Registration Statement / Proxy Statement, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters to applicable counsel (in form and substance reasonably satisfactory to the counsel). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Atlas Party, the Company, or, in the case of the Company, Atlas, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Atlas, the Company, or, in the case of the Company, Atlas (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Atlas shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Atlas Stockholders. Atlas shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Atlas New Class A Shares for offering or sale in any jurisdiction, and Atlas and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Parties shall use reasonable best efforts to cover in the Registration Statement/Proxy Statement the shares underlying the United Warrant.

(b) As promptly as reasonably practicable following the date of this Agreement, each of Atlas and the Company shall use reasonable best efforts to (i) cooperate with each other and prepare a shelf registration statement on Form S-1 registering the resale of the Atlas New Class A Shares (the “Resale Shelf Registration Statement”), and file such Resale Shelf Registration Statement as soon as practicable after the Closing (but no later than thirty (30) calendar days after Closing); (ii) cause the Resale Shelf Registration Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Resale Shelf Registration Statement under the Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); and (iii) have the Resale Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC sends a notice that it will review the Resale Shelf Registration Statement).

Section 5.8 Atlas Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Atlas shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its stockholders (the “Atlas Stockholders Meeting”) in accordance with the Governing Documents of Atlas, for the purposes of obtaining the Atlas Stockholder Approval and, if applicable, any approvals related thereto and providing its applicable stockholders with the opportunity to elect to effect an Atlas Stockholder Redemption. Subject to the further provisions of this Section 5.8, (i) Atlas shall, through the Atlas Board, recommend to its stockholders (the “Atlas Board Recommendation”), (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (B) the adoption and approval of the issuance of the Atlas New Class A Shares and the Atlas New Class B Shares in connection with the transactions contemplated by this Agreement and, with respect to Atlas New Class A Shares, as required by NYSE listing requirements (the “NYSE Proposal”); (C) the adoption and approval of the Post-Closing Atlas Certificate of Incorporation (the “Required Governing Document Proposal”); (D) the adoption and approval of certain differences between the Pre-Closing Atlas Governing Documents and the Post-Closing Atlas Governing Documents; (E) the adoption and approval of the Atlas Incentive Equity Plan; (F) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (G) the adoption and approval of each other proposal reasonably agreed to by Atlas and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (H) the adoption and approval of a proposal for the postponement or adjournment of the Atlas Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (H), collectively, the “Transaction Proposals”), and (ii) Atlas shall include such recommendation contemplated by clause (i) in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, Atlas may postpone or adjourn the Atlas Stockholders Meeting (1) to solicit additional proxies for the purpose of obtaining the Atlas Stockholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Atlas has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Atlas Stockholders prior to the Atlas Stockholders Meeting or (4) if the holders of Atlas Class A Shares have elected to redeem a number of Atlas Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(c) not being satisfied; provided that, without the consent of the Company, in no event shall Atlas adjourn the Atlas Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining approval of the Transaction Proposals, the Atlas Board may amend, change, withdraw, modify, withhold, qualify or fail to make the Atlas Board Recommendation (any such action an “Atlas Change in Recommendation”) if the Atlas Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make an Atlas Change in Recommendation would be a breach of its fiduciary duties under applicable Law; provided, that: (A) Atlas shall have delivered written notice to the Company of its intention to make an Atlas Change in Recommendation at least five (5) Business Days prior to the taking of such action by Atlas, (B) during such period and prior to making an Atlas Change in Recommendation, if requested by the Company, Atlas and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the Atlas Board to reaffirm the Atlas Board Recommendation and not make such Atlas Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), Atlas may make an Atlas Change in Recommendation only if the Atlas Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing to Atlas, continues to determine in good faith that failure to make an Atlas Change in Recommendation would be a breach of its fiduciary duties to the Atlas Stockholders under applicable Law. Atlas agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Atlas Stockholders’ Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Atlas Change in Recommendation. For the avoidance of doubt, an Atlas Change in Recommendation will not limit or otherwise affect the agreements and covenants set forth in the Sponsor Letter Agreement.

Section 5.9 Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, Atlas, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10 Conduct of Business of Atlas. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Atlas shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the Atlas Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any Atlas Party;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its outstanding Equity Securities, other than, for the avoidance of doubt, for the Atlas Stockholder Redemption;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Atlas or any of its Subsidiaries;

(f) issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities, other than the issuance of Atlas Class A Shares in connection with the exercise of any Atlas Warrant outstanding as of the date of this Agreement;

(g) (i) amend, modify or renew any Atlas Related Party Transaction, other than (A) the entry into any Contract with an Atlas Related Party with respect to the incurrence of Indebtedness permitted by Section 5.10(d) or (b) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, or (ii) enter into any Contract that would constitute an Atlas Related Party Transaction;

(h) engage in any activities or business, or incur any material Atlas Liabilities, other than any activities, businesses or Atlas Liabilities that are either permitted under this Section 5.10 (including, for the avoidance of doubt, any activities, businesses or Atlas Liabilities contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with this Section 5.10;

(i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(j) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(k) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any Atlas Party.

Section 5.11 NYSE Listing. Atlas shall use its reasonable best efforts to (a) cause the Atlas New Class A Shares issuable in accordance with this Agreement to be approved for listing on NYSE, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall, and shall cause its Representatives to, reasonably cooperate with Atlas and its Representatives in connection with the foregoing.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Atlas shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of Atlas pursuant to the Atlas Stockholder Redemption, (B) pay the amounts due to the underwriters of Atlas’ initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Atlas in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Transaction Support Agreements; Company Stockholder Approval.

(a) As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to Atlas the Transaction Support Agreements duly executed by each Supporting Company Stockholder. As promptly as reasonably practicable (and in any event within one (1) Business Days) following the date of this Agreement, the Company shall deliver, or cause to be delivered, to Atlas a Transaction Support Agreement duly executed by the holder of the United Warrant.

(b) As promptly as reasonably practicable (and in any event within one (1) Business Day) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Atlas a true and correct copy of a written consent (in form and substance reasonably satisfactory to Atlas) approving and adopting this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreements (the “Company Stockholder Written Consent”). Subject to Section 5.13(d) below, the Company, through the Company Board, shall recommend to the holders of Company Shares the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) (the “Company Board Recommendation”).

(c) As promptly as reasonably practicable (and in any event within one (1) Business Day) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Conversion Written Consent Deadline”), the Company shall obtain and deliver to Atlas a true and correct copy of a written consent (in form and substance reasonably satisfactory to Atlas) approving the conversion, effective as of immediately prior to the Closing, of all Company Preferred Shares to Company Common Shares in accordance with Section 5.1(b) of the Amended and Restated Certificate of Incorporation of the Company (the “Company Preferred Conversion”) that is duly executed by the Company Stockholders that collectively hold at least a majority of the outstanding Company Preferred Shares (the “Conversion Written Consent”).

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to, but not after, receipt of the Company Stockholder Written Consent, the Company Board may amend, change, withdraw, modify, withhold, qualify or fail to make the Company Board Recommendation (any such action a “Company Change in Recommendation”) if the Company Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make a Company Change in Recommendation would be a breach of its fiduciary duties under applicable Law; provided, that: (A) the Company shall have delivered written notice to Atlas of its intention to make a Company Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company, (B) during such period and prior to making a Company Change in Recommendation, if requested by Atlas, the Company and its Representatives shall have negotiated in good faith with Atlas and its Representatives regarding any revisions or adjustments proposed by Atlas to the terms and conditions of this Agreement as would enable the Company Board to reaffirm the Company Board Recommendation and not make such Company Change in Recommendation and (C) if Atlas requested negotiations in accordance with clause (B), the Company may make a Company Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Atlas shall have, prior to the expiration of the five (5) Business Day period, offered in writing to the Company, continues to determine in good faith that failure to make a Company Change in Recommendation would be a breach of its fiduciary duties to the Company Stockholders under applicable Law. The Company agrees that, unless the Agreement is terminated in accordance with its terms, the Company shall be obligated to deliver to Atlas the Company Stockholder Written Consent and the Conversion Written Consent pursuant to and in accordance with Section 5.13(b) and Section 5.13(c), regardless of whether or not there shall be any Company Change in Recommendation. For the avoidance of doubt, a Company Change in Recommendation will not limit or otherwise affect the agreements and covenants set forth in the Transaction Support Agreements.

(e) Promptly following the receipt of the Company Stockholder Written Consent, the Company shall prepare and deliver to each Company Stockholder who has not executed and delivered the Company Stockholder Written Consent an information statement, in form and substance required under the DGCL in connection with the Merger and otherwise reasonably satisfactory to Atlas, which information statement shall include (i) copies of this Agreement and the Registration Statement / Proxy Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Stockholders available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) in accordance with the requirements of Section 228(e) of the DGCL, notice to any Company Stockholder who has not executed and delivered the Company Stockholder Written Consent of the corporate action by those Company Stockholders who did execute the Company Stockholder Written Consent.

Section 5.14 Atlas Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Atlas Party, as provided in the applicable Atlas Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Atlas will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Atlas shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Atlas Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Atlas Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Atlas Party (the “Atlas D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Atlas D&O Person was a director or officer of any Atlas Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) Atlas shall not have any obligation under this Section 5.14 to any Atlas D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Atlas D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years following the Effective Time, Atlas shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are covered by any comparable insurance policies of the Atlas Parties in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under Atlas’ directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that Atlas shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by Atlas prior to the date of this Agreement and, in such event, Atlas shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by Atlas prior to the date of this Agreement.

(d) If Atlas or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Atlas shall assume all of the obligations set forth in this Section 5.14.

(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Atlas.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Atlas will cause the applicable Company to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Atlas shall cause the applicable Company to advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Company (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of the Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Atlas or the Company shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall, as promptly as practicable from the date hereof, use commercially reasonable efforts to (in consultation with Atlas, and with Atlas’ reasonable cooperation and assistance) obtain customary directors’ and officers’ liability insurance coverage for the benefit of the Company and its directors and officers (the “D&O Policy”). The Company shall purchase, at or prior to the Closing, and Atlas shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons covered by the D&O Policy with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the D&O Policy; provided that none of the Company, Atlas or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three-hundred percent (300%) of the premium paid (on an annualized basis) by the Company in respect of the D&O Policy and, in such event, the Company or one of its Affiliates shall purchase the maximum coverage available for three-hundred (300%) of the premium paid (on an annualized basis) by the Company in respect of the D&O Policy.

(d) If Atlas or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Atlas shall assume all of the obligations set forth in this Section 5.15.

(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Atlas.

Section 5.16 Post-Closing Directors and Officers.

(a) Each of Atlas and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time: (i) the Atlas Board shall consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of three (3) directors; (ii) the members of the Atlas Board are the individuals determined in accordance with Section 5.16(b) and Section 5.16(c); and (iii) the officers of Atlas (the “Officers”) are the individuals determined in accordance with Section 5.16(e).

(b) The individual identified on Section 5.16(b) of the Atlas Disclosure Schedules shall be a director on the Atlas Board immediately after the Effective Time, with such individual being in the class of directors set forth opposite his or her name (the “Atlas Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Atlas Sponsor may, by giving the Company and Atlas written notice, replace the Atlas Designee with any individual and, upon the Atlas Sponsor so giving notice of the replacement of the Atlas Designee, Section 5.16(b) of the Atlas Disclosure Schedules shall automatically be deemed amended to include such replacement individual as the Atlas Designee in lieu of, and to serve in the same class of directors as, the individual so replaced.

(c)  The three (3) individuals identified on Section 5.16(c) of the Company Disclosure Schedules shall be directors on the Atlas Board immediately after the Effective Time, with each such individual being in the class of directors set forth opposite his or her name (each, a “Company Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving Atlas and the Atlas Sponsor written notice, replace any Company Designee with any individual and, upon the Company so giving notice of the replacement of such Company Designee, Section 5.16(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve in the same class of directors as, the individual so replaced.

(d) Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall identify (in consultation with Atlas) three (3) individuals, each of whom shall qualify as an “independent director” under the listing rules of NYSE, to serve as a director on the Atlas Board immediately after the Effective Time, with each such individual serving on a different class of directors.

(e) The individuals identified on Section 5.16(e) of the Company Disclosure Schedules shall be Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 5.16(e) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability or otherwise) to serve as an Officer then, prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may (in consultation with Atlas) replace such individual with another individual to serve as such Officer and, in such case, Section 5.16(e) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.

Section 5.17 Required Financials.

(a) The Company shall deliver to Atlas, as promptly as reasonably practicable following the date of this Agreement but in any event on or prior to March 31, 2021 the Closing Company Financial Statements. The Closing Company Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present in all material respects the financial position, results of operation, stockholders’ equity and cash flows of the Company as at the date thereof and for the period indicated therein, (iii) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (iv) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditor and (v) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, Atlas in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Atlas with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 Atlas Equity Plan. At least one (1) day prior to the Closing Date, the Atlas Board shall approve and adopt an equity incentive plan and employee stock purchase plan, in each case, with such terms and conditions set forth on Exhibit E and with any changes or modifications thereto as the Company and Atlas may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Atlas, as applicable) (the “Atlas Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date. Subject to, and conditioned upon the occurrence of, the Effective Time, the Company shall, effective as of immediately prior to the Effective Time, grant to the Persons set forth on Section 5.18 of the Company Disclosure Schedules the Founder Grants, with such terms and conditions set forth on Exhibit E and with any changes or modifications thereto as the Company and Atlas may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Atlas, as applicable).

Section 5.19 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Atlas a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to Atlas.

Section 5.20 Company Related Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions (other than those set forth on Section 5.20 of the Company Disclosure Schedules) without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Effective Time, Atlas and its Affiliates). On or prior to the Closing, each of the Company Equityholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar arrangements between the Company, on the one hand, and any Company Equityholder or any of its Affiliates, on the other hand, in each case, other than those set forth on Section 5.20 of the Company Disclosure Schedules.

Section 5.21 Type Certification. The Company shall continue to work with the FAA to diligently pursue the certification of an eVTOL aircraft in accordance with the FAA’s type certification process.

Section 5.22 PPP Loan. The Company shall use reasonable best efforts to obtain forgiveness of the PPP Loan prior to Closing. If, at Closing, the PPP Loan has not yet been forgiven, the Company shall execute an escrow agreement with the PPP Lender (the “PPP Escrow Fund”), pursuant to which, among other things, the PPP Lender shall establish a cash collateral account in the name of the Company for release to the PPP Lender or the Company (prior to Closing) or Atlas (after the Closing), as applicable, in accordance with this Section 5.22 and the escrow agreement, in connection with the forgiveness or non-forgiveness of the PPP Loan. In the event that any portion of the PPP Loan is not forgiven (any such amount which is not forgiven, the “Unforgiven PPP Loan Amount”), the PPP Lender will be entitled to recover such Unforgiven PPP Loan Amount from the PPP Escrow Fund and, if such Unforgiven PPP Loan Amount is less than the amounts then in the PPP Escrow Fund (such remainder, the “PPP Escrow Remainder”), the PPP Lender will release the PPP Escrow Remainder to the Company (prior to Closing) or Atlas (after the Closing), as applicable. In the event the PPP Loan is forgiven in whole, the PPP Lender shall, in accordance with the Escrow Agreement, release to the Company (prior to Closing) or Atlas (after the Closing), as applicable, all amounts then contained in the PPP Escrow Fund. Notwithstanding anything to the contrary in the foregoing, in the event that forgiveness of the PPP Loan is not obtained and for any reason the PPP Escrow Fund cannot be established and funded at Closing in accordance with this Section 5.22, the Company agrees that, prior to or at the Closing, the Company shall repay in full the outstanding balance under the PPP Loan and any and all prepayment penalties, premiums and breakage costs that become payable upon such repayment and any other fees or expenses outstanding thereunder.

Article 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period or Consent under the HSR Act relating to the transactions contemplated by this Agreement shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) Atlas’ initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Atlas shall satisfy any applicable initial and continuing listing requirements of NYSE, and Atlas shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time, and the Atlas New Class A Shares shall have been approved for listing on NYSE;

(e) the Company Stockholder Written Consent shall have been obtained;

(f) the Required Atlas Stockholder Approval shall have been obtained; and

(g) after giving effect to the transactions contemplated hereby (including the PIPE Financing), Atlas shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2 Other Conditions to the Obligations of the Atlas Parties. The obligations of the Atlas Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Atlas (on behalf of itself and the other Atlas Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred;

(d) the Company Preferred Conversion shall have occurred as contemplated by the Conversion Written Consent; and

(e) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Atlas the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Atlas; and

(ii) the Registration Rights Agreement duly executed by the Company Stockholders.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Atlas Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of the Atlas Parties (other than the Atlas Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Atlas Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an Atlas Material Adverse Effect;

(b) the Atlas Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) the Aggregate Transaction Proceeds shall be equal to or greater than $600,000,000; and

(d) at or prior to the Closing, Atlas shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Atlas, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii) the Registration Rights Agreement duly executed by Atlas and the Atlas Sponsor.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement. None of the Atlas Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by an Atlas Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement.

Article 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Atlas and the Company;

(b) by Atlas, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Atlas, and (ii) the Termination Date; provided, however, that none of the Atlas Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Atlas Party has failed to perform any covenant or agreement on the part of such applicable Atlas Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Atlas by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either Atlas or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to September 10, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Atlas if any Atlas Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Atlas or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either Atlas or the Company, if the Atlas Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Atlas’ stockholders have duly voted and the Required Atlas Stockholder Approval was not obtained; or

(g) by Atlas, (i) if the Company does not deliver, or cause to be delivered to Atlas a Transaction Support Agreement duly executed by each Supporting Company Stockholder in accordance with Section 5.13(a) on or prior to the Transaction Support Agreement Deadline, (ii) if the Company does not deliver, or cause to be delivered to Atlas the Company Stockholder Written Consent in accordance with Section 5.13(b) on or prior to the Company Stockholder Written Consent Deadline, or if the Company Stockholder Written Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time or (iii) if the Company does not deliver, or cause to be delivered to Atlas the Conversion Written Consent in accordance with Section 5.13(c) on or prior to the Conversion Written Consent Deadline, or if the Conversion Written Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

Article 8
MISCELLANEOUS

Section 8.1 Non-Survival. Other than those representations, warranties and covenants set forth in Section 2.1, Section 2.4, Section 3.24, Section 3.25, Section 4.18 and Section 4.19, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Atlas and the Company prior to Closing and (b) Atlas and the Atlas Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Atlas and the Company prior to the Closing and (b) Atlas and the Atlas Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any Atlas Party, to:

399 Park Avenue
New York, New York 10022
Attention: Michael Spellacy
E-mail: [Redacted]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Edward J. Lee, P.C.
Jonathan L. Davis, P.C.
E-mail:	[Redacted]
[Redacted]

(b) If to the Company, to:

Archer Aviation Inc.
1880 Embarcadero Road
Palo Alto, CA 94303
Attention:	Adam Goldstein
Brett Adcock
E-mail:	[Redacted]
[Redacted]

with a copy (which shall not constitute notice) to:

Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention:	Dave Peinsipp
Alfred L. Browne III, Esq.
E-mail:	[Redacted]
[Redacted]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Atlas shall pay, or cause to be paid, all Unpaid Atlas Expenses and (b) if the Closing occurs, then Atlas shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid Atlas Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Atlas, any documents or other materials posted to the electronic data room located at https://services.intralinks.com under the project name “Project E-Hawk” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) unless the context requires otherwise, any reference to the “Company” in this Agreement shall mean and refer to the “Surviving Company” from and after the Effective Time. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Atlas Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Atlas Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Atlas Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Atlas Sponsor shall be an express third-party beneficiary of Section 5.4, Section 5.16, Section 8.2, Section 8.3, this Section 8.9 and Section 8.14.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, scanned pages or other electronic imaging (including “pdf”, “tif”, “jpg”, DocuSign, AdobeSign or other similar electronic transmission) shall be effective as delivery of a manually executed counterparty to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of Atlas. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to Atlas’ knowledge” and “to the knowledge of Atlas” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Atlas Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12 of the Company Disclosure Schedules or Section 8.12 of the Atlas Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of Atlas or the Company shall have any Liability arising out of or relating to this Agreement, the negotiation thereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith (except as expressly provided herein) or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company or Atlas concerning the Company, any Atlas Party, this Agreement or the transactions contemplated hereby.

Section 8.14 Extension; Waiver. The Company prior to the Closing and the Atlas Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the Atlas Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Atlas Parties set forth herein or (c) waive compliance by the Atlas Parties with any of the agreements or conditions set forth herein. Atlas (prior to the Closing Date) and the Atlas Sponsor (after the Closing Date), may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of Atlas, filed with the SEC (File No. 333-249289) on October 29, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that Atlas has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Atlas’ public stockholders (including overallotment shares acquired by Atlas’ underwriters, the “Public Stockholders”), and Atlas may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Atlas entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Atlas or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Atlas or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Atlas or its Affiliates).

*         *         *         *         *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ATLAS CREST INVESTMENT CORP.

By:	/s/ Michael Spellacy
Name:	Michael Spellacy
Title:	Chief Executive Officer

ARTEMIS ACQUISITION SUB INC.

By:	/s/ Michael Spellacy
Name:	Michael Spellacy
Title:	President

ARCHER AVIATION INC.

By:	/s/ Brett Adcock
Name:	Brett Adcock
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A

PIPE Investors

[See attached.]

Annex B

Supporting Company Stockholders

[Redacted]

Exhibit A

Form of PIPE Subscription Agreement

[See attached.]

Exhibit B

Form of Registration Rights Agreement

[See attached.]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is made and entered into as of [●], 2021 (the “Effective Date”) by and among Atlas Crest Investment Corp., a Delaware corporation (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on February [●], 2021, the Company, Artemis Merger Sub Inc., a Delaware corporation (“Merger Sub”), and [Artemis] Inc., a Delaware corporation (“Archer”), entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, Merger Sub will merge with and into Archer, with Archer as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of the Company, and each Company Share will be automatically converted into the right to receive a portion of the Adjusted Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “Business Combination”);

WHEREAS, the Company and certain of the Holders designated as Original Holders on Schedule A hereto (the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of October 27, 2020 (the “Prior Agreement”);

WHEREAS, the Original Holders currently hold (i) [12,500,000] Atlas Class B Shares (the “Founder Shares”) which, on the Effective Date, will automatically be converted, directly or indirectly, into [●] Atlas New Class A Shares (as defined below), (ii) 9,000,000 private placement warrants (the “Private Placement Warrants”) which, pursuant to that certain Private Placement Warrant Agreement dated as of October 27, 2020 (the “Warrant Agreement”), entitle the Original Holders to purchase additional Atlas New Class A Shares and (iii) loans in an aggregate principal amount equal to $[_] which, pursuant to the Warrant Agreement, may be convertible into additional warrants that are identical to the Private Placement Warrants (the “Working Capital Warrants”) and may be exercised to purchase additional Atlas New Class A Shares;

WHEREAS, certain of the Holders designated as New Holders on Schedule A hereto (the “New Holders”) are receiving Atlas New Class A Shares or Atlas New Class B Shares (collectively, the “Business Combination Shares”) on or about the date hereof, pursuant to the Business Combination Agreement; and

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for certain rights and obligations included herein and to include the recipients of the Business Combination Shares identified herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“Amended and Restated Operating Agreement” means that certain Amended and Restated Operating Agreement dated as of [●] as amended, supplemented or modified, from time to time.

“Atlas” means Atlas Crest Investment Corp., a Delaware corporation.

“Atlas Class A Shares“ means, at all times prior to the Effective Date, shares of Atlas’ Class A common stock, par value $0.0001 per share.

“Atlas Class B Shares“ means, at all times prior to the Effective Date, shares of Atlas’ Class B common stock, par value $0.0001 per share.

“Atlas New Class A Shares” means, at all times on or after the Effective Date, shares of Atlas’ Class A common stock, par value $[0.0001] per share.

“Atlas New Class B Shares” means, at all times on or after the Effective Date, shares of Atlas’ Class B common stock, par value $[0.0001] per share.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Shares” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean any Atlas New Class A Shares.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demand Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall have the meaning given in subsection 2.1.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.

“Employee Stock Purchase Plan” shall mean the Company’s 2021 Employee Stock Purchase Plan dated as of [●], 2021.

“Equity Incentive Plan” shall mean the Company’s 2021 Equity Incentive Plan dated as of [●], 2021.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” shall have the meaning given in subsection 2.1.1.

“Founder Grants” shall mean any restricted stock units issued to Brett Adcock, Height Drive Growth LLC, Adam Goldstein and/or Capri Growth LLC in accordance with the principal terms set forth in Exhibit F to the Business Combination Agreement.

“Founder Shares” shall have the meaning given in the Preamble.

“Holders” shall have the meaning given in the Preamble.

“Lock-Up Shares” shall mean the Registrable Securities (excluding (i) the proviso to the definition of “Registrable Securities” and (ii) the Warrants), the Atlas New Class B Shares and the MIP Securities.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“MIP Securities” means any Common Stock issued or to be issued by the Company pursuant to the Employee Stock Option Purchase Plan, the Equity Incentive Plan or the Founder Grants. For the avoidance of doubt, equity securities issued and outstanding on the Effective Date shall not be deemed MIP Securities.

“New Holders” shall have the meaning given in the Recitals hereto.

“New Registration Statement” shall have the meaning given in subsection 2.3.4.

“Original Holders” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“PIPE Securities” shall mean any Common Stock issued pursuant to those certain Subscription Agreements entered into on or about February [●], 2021.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Preamble.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Public Warrants” shall mean the 16,666,667 redeemable warrants of the Company issued pursuant to the Warrant Agreement on or about October 30, 2020.

“Registrable Security”, “Registrable Securities” shall mean (a) the shares of Common Stock issued or issuable upon the conversion of the Founder Shares, (b) the shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants, (c) the shares of Common Stock issued or issuable upon the exercise of the Working Capital Warrants, (d) any other outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Original Holder as of the date of this Agreement, (e) the shares of Common Stock held by the New Holders as of the date of this Agreement, (f) the shares of Common Stock issued or issuable upon the conversion of the Atlas New Class B Shares held by a New Holder as of the date of this Agreement, (g) the shares of Common Stock issued or issuable upon the exercise of the United Warrants, (h) any other outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Significant Holder (other than an Original Holder) as of the date of this Agreement, and (i) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization and excluding (x) any Atlas Class A Shares, (y) any Public Warrants and (z) any PIPE Securities; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions, limitations or conditions); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company, including the cost of rendering any opinion or negative assurance letter;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration, including the cost of rendering any comfort letter;

(F) reasonable fees and expenses of one (1) legal counsel for all holders of registrable securities to be registered for offer and sale in the applicable Registration, selected by (i) a majority-in-interest of the Demanding Holders initiating a Demand Registration, or (ii) a majority-in-interest of Holders of all Registrable Securities included in a Company-initiated Piggyback Registration; provided, however, that such reimbursable fees and expenses shall not exceed $50,000 per Registration Statement; and

(G) reasonable fees and disbursements of any special experts retained by the Company in connection with the Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.3.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“SEC Guidance” shall have the meaning given in subsection 2.3.4.

“Significant Holder” shall mean (i) each Original Holder and (ii) each New Holder who, on the Effective Date and immediately prior to giving effect to the Business Combination, holds equity securities representing at least two percent (2%) of Archer’s common stock on a fully-diluted basis, including without limitation, Brett Adcock, Height Drive Growth LLC, Adam Goldstein, Capri Growth LLC, Mark Lore, TCP Archer Aviation LLC, Alps Investment Partners, LP, Greycroft Partners VI, L.P., Luktev GmbH, and United Airlines. Inc.

“Suspension Event” shall have the meaning given in Section 3.4.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“United Warrant Certificate” shall mean that certain Warrant Certificate dated as of January 29, 2021, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“United Warrants” shall mean the warrants issued by Archer to United Airlines Inc. pursuant to the United Warrant Certificate, which entitle the holder thereof to purchase up to 14,645,614 shares of Archer’s common stock subject to the adjustments and other terms and conditions set forth in the United Warrant Certificate.

“Warrant Agreement” shall have the meaning given in the Preamble.

“Warrants” shall mean the Public Warrants, the Private Placement Warrants, the Working Capital Warrants and the United Warrants.

“Working Capital Warrants” shall have the meaning given in the Preamble.

ARTICLE II

REGISTRATION

Section 2.1 Demand Registration.

2.1.1 Request for Registration.  Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date that is 90 days prior to the expiration of the lock-up provisions set forth in Article 5 below, Holders holding at least [fifteen] percent ([15]%) in interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”), may make a written demand for Registration of all or part of their Registrable Securities on Form S-3 (“Form S-3”) (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”).  The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company.  Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration.  Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1.

2.1.2 Effective Registration.  Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering.  Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering.  If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal.  A majority-in-interest of the Demanding Holders initiating a Demand Registration under subsection 2.1.1, or a majority-in-interest of the Demand Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1, shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration.  If a majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any), withdraws from a proposed offering pursuant to this Section 2.1.5, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

Section 2.2 Piggyback Registration.

2.2.1 Piggyback Rights.  If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) filed pursuant to Section 2.3 hereof, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities then outstanding as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”).  The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration.  If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)  If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii)  If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal.  Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration.  The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.  Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights.  For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3 Resale Shelf Registration Rights

2.3.1 Registration Statement on Form S-3 Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the closing of the Business Combination, a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (or if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Resale Shelf Registration Statement) following the closing of the Business Combination and (ii) ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until all Registrable Securities covered by such Resale Shelf Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Resale Shelf Registration Statement or have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to the restrictions provided in Article 5 below), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders. If the Resale Shelf Registration Statement is filed on Form S-1, then promptly following the date upon which the Company becomes eligible to use a Registration Statement on Form S-3, the Company shall file a post-effective amendment on Form S-3 to the Resale Shelf Registration Statement (an “S-3 Conversion”). Notwithstanding anything to the contrary in this Agreement, the Holders shall not be entitled to reimbursement from the Company of Registration Expenses set forth in clause (F) of the definition of “Registration Expenses” related to an S-3 Conversion.

2.3.2 Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.3.3 Amendments and Supplements. Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its reasonable best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

2.3.4 Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced in order to include first, the number of shares of Common Stock included in the Resale Shelf Registration Statement that are held by PIPE Investors (as defined in the Business Combination Agreement), and second, the Registrable Securities under this Agreement, on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.3.5 Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

Section 2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement.  In such event, the Company shall have the right to defer a filing pursuant to Section 2.1 for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12 month period.

ARTICLE III
COMPANY PROCEDURES

Section 3.1 General Procedures. If at any time on or after the Effective Date the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to such managing Underwriter;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to an Underwritten Registration, obtain an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Underwritten Registration, addressed to the Underwriters covering such legal matters with respect to the Underwritten Registration in respect of which such opinion is being given as the managing Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such managing Underwriter;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2 Registration Expenses. Except as provided in Section 2.3.1 with respect to an S-3 Conversion, the Registration Expenses of all Registrations shall be borne by the Company.  It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings.  No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales.  Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of a Registration Statement, and from time to time to require the Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Holders agrees that (i) they will immediately discontinue offers and sales of the Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Holders receive copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) they will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in each Holder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Holder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 3.5 Reporting Obligations.  As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings.  The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.  Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6 Limitations on Registration Rights. From and after the date of this Agreement, other than the registration rights granted in subscription agreements with the PIPE Investors (as defined in the Business Combination Agreement), the Company shall not, without the prior written consent of holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder registration rights on a basis more favorable than the registration rights granted to the Holders herein.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.  The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.  The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.  No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.  The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability.  The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
LOCK-UP AGREEMENT

Section 5.1 Common Stock Lock-Up Period. Each Significant Holders that owns Lock-Up Shares agrees that it shall not Transfer any Lock-Up Shares until the earlier of (A) 180 days after the completion of the Business Combination and (B) subsequent to the Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Section 5.2 Private Placement Warrant Lock-Up Period. Notwithstanding subsection 5.1 above, each Original Holder agrees that it shall not Transfer any Private Placement Warrants (or any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of the Business Combination.

Section 5.3 Permitted Transfers. Notwithstanding the provisions set forth in subsections 5.1 and 5.2 above, Transfers of Lock-Up Shares or Private Placement Warrants (or any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants) that are held by the Holders or any of their permitted transferees (that have complied with this subsection 5.3), are permitted (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Original Holders or to any members of the Original Holders or any of their affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware; (vi) by virtue of the Amended and Restated Operating Agreement of the Sponsor, as amended, supplemented or modified, from time to time; or (vii) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s completion of the Business Combination; provided, however, that in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement.

ARTICLE VI
GENERAL PROVISIONS

Section 6.1 Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 6.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 6.3 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable holder of Registrable Securities or of any assignee of the applicable holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 6.5 Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by (i) the Company, (ii) holders of a majority of the Registrable Securities held by the Original Holders at such time, and (iii) holders of a majority of the Registrable Securities held by the New Holders at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that materially and adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 6.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 6.7 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.8 Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

Section 6.9 Exercise Term. The Holders may not exercise their registration rights under Article II after the seven-year anniversary of the closing of the Business Combination.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

[●]

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

NEW HOLDER:

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

ORIGINAL HOLDER:

SCHEDULE A

ORIGINAL HOLDERS:

●	[●]

NEW HOLDERS:

●	[Archer Holders]

Exhibit C

Form of Transaction Support Agreement

[See attached.]

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of February 10, 2021, by and among Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), and [●], a [●] (the “Stockholder”). Each of Atlas and the Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, on February 10, 2021, Atlas, Artemis Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), and Archer Aviation Inc., a Delaware corporation (the “Company”), entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of Atlas, and each Company Share (including the Subject Company Shares (as defined below)) will be automatically converted into the right to receive a portion of the Adjusted Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware;

WHEREAS, the Stockholder is the record and beneficial owner of the number and class or series (as applicable) of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Shares”);

WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the Business Combination Agreement and as a material inducement to Atlas and the other Atlas Parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that Atlas and the other Atlas Parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Company Stockholder Consent and Related Matters.

(a) As promptly as reasonably practicable (and in any event within one Business Day) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Stockholder shall duly execute and deliver to the Company and Atlas the Company Stockholder Written Consent and the Conversion Written Consent under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Sections 5.13(b) and 5.13(c) (Transaction Support Agreements; Company Stockholder Approval) of the Business Combination Agreement. Without limiting the generality of the foregoing, prior to the Closing, (i) to the extent that it is necessary or advisable, in each case, as reasonably determined by Atlas and the Company, for any matters, actions or proposals to be approved by the Stockholder in connection with, or otherwise in furtherance of, the transactions contemplated by the Business Combination Agreement and/or the Ancillary Documents, the Stockholder shall vote (or cause to be voted) the Subject Company Shares in favor of and/or consent to any such matters, actions or proposals promptly following written request thereof from Atlas and the Company, and (ii) the Stockholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination Agreement not being satisfied.

(b) Without limiting any other rights or remedies of Atlas, the Stockholder hereby irrevocably appoints Atlas or any individual designated by Atlas as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Stockholder, to attend on behalf of the Stockholder any meeting of the Company Stockholders with respect to the matters described in Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Written Consent), in each case, in the event that the Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by the Stockholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for Atlas entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(b) with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Stockholder of the Subject Company Shares (or any other Person with the power to vote or provide consent with respect to the Subject Company Shares) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a).

2. Waiver of Appraisal Claims. Stockholder hereby irrevocably and unconditionally waives and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal and any dissenters’ rights relating to the Business Combination Agreement or the transactions contemplated thereby that Stockholder or any other Person may have by virtue of, or with respect to, the Subject Company Shares (including, without limitation, all rights under Section 262 of the General Corporation Law of the State of Delaware).

3. Other Covenants and Agreements.

(a) [The Stockholder hereby agrees that it shall irrevocably elect to convert any Atlas New Class B Shares received by it in connection with the Closing into a like number of Atlas New Class A Shares, effective immediately after the Closing. With respect to any exercisable, exchangeable or convertible securities held by the Stockholder as of immediately following the Closing that are exercisable, exchangeable or convertible into New Atlas Class B Shares, the Stockholder hereby agrees (on behalf of itself and on behalf of any transferee of any such securities, who as a condition to any such transfer shall agree in writing to Atlas to be bound to this Section 3(a)) that, immediately following the applicable issuance of New Atlas Class B Shares in respect thereof, the Stockholder shall convert all such New Atlas Class B Shares into New Atlas Class A Shares. Without limiting the generality of the foregoing, and in connection with the Closing, the Stockholder agrees to follow the process set forth in the Post-Closing Atlas Certificate of Incorporation and take such other actions as are necessary to convert the New Atlas Class B Shares into New Atlas Class A Shares effective immediately after the Closing or immediately after the applicable issuance thereof (as applicable), including by executing any and all applicable notices or elections of conversion, conversion documentation, certifications, proof of ownership, affidavits, stock powers, and other documents necessary to effect such conversion.]1

[1]	Does not cover Brett Adcock / Hight Drive Growth LLC nor Adam Goldstein / Capri Growth LLC.

(b) The Stockholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including, from and after the Effective Time, Atlas and its Affiliates) shall have any further obligations or liabilities under each such agreement.

(c) The Stockholder shall be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Stockholder is directly party thereto, and (ii) the first sentence of Section 5.6(a) (Exclusive Dealing) and Section 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Stockholder is directly party thereto.

(d) The Stockholder hereby agrees, at Atlas’s expense, to promptly execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or advisable, in each case, as reasonably determined by Atlas, in connection with, or otherwise in furtherance of, the consummation of the transactions contemplated by the Business Combination Agreement or this Agreement. The Stockholder hereby agrees that it shall deliver a duly executed counterpart to the Registration Rights Agreement no later than three (3) Business Days prior to the Closing.

(e) The Stockholder acknowledges and agrees that Atlas and the other Atlas Parties are entering into the Business Combination Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement Atlas and the other Atlas Parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

4. Stockholder Representations and Warranties. The Stockholder represents and warrants to Atlas as follows:

(a) If the Stockholder is an entity, the Stockholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Stockholder has the requisite corporate, limited liability company or other similar power and authority (or, if Stockholder is a natural person, Stockholder has the legal capacity) to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. If the Stockholder is an entity, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized, executed and delivered by Atlas), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Stockholder is an entity, result in any breach of any provision of the Stockholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Stockholder or any of his, her or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) The Stockholder is the record and beneficial owner of the Subject Company Shares and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreement). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to or acquired in accordance with Section 5.1(b)(vi) and Section 5.18 of the Business Combination Agreement, the Stockholder does not own, beneficially or of record, any Equity Securities of the Company or have the right to acquire any Equity Securities of the Company. The Stockholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement and the Company Stockholders Agreement, the Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.

(f) There is no Proceeding pending or, to the Stockholder’s knowledge, threatened against or involving the Stockholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Atlas Parties and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents and (ii) he, she or it has been furnished with or given access to such documents and information about the Atlas Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Stockholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any Atlas Party (including, for the avoidance of doubt, none of the representations or warranties of any Atlas Party set forth in the Business Combination Agreement or any other Ancillary Document) or any other Person, either express or implied, and the Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of the Atlas Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

5. Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of Atlas (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Stockholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 3(b)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality) of the Business Combination Agreement) and the representations and warranties set forth in Sections 4(g) and (h) shall each survive any termination of this Agreement, (iii) Section 3(b)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 6(a) and (iv) Section 3(b)(ii) (solely to the extent that it relates to Section 8.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 6(b).

7. Release. In consideration of and as a condition to Stockholder’s right to receive the consideration that is due to it in accordance with the Business Combination Agreement, and for other good and valuable consideration, the sufficiency of which Stockholder hereby agrees and acknowledges, from and after (and effective upon) the Effective Time, Stockholder hereby unconditionally, irrevocably and absolutely releases and forever discharges, to the maximum extent permitted by applicable law, Atlas, the Company and any of their respective current or former Affiliates, and any of their respective current, former or future, direct or indirect, equity holders, controlling persons, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, attorneys, advisors or other Representatives, and all of the foregoing’s respective predecessors, successors and assigns (collectively, the “Released Parties”), from any and all losses, liabilities, obligations, claims, costs, demands, actions and causes of action, suits, debts, accounts, covenants, contracts, controversies, damages and judgments of every kind, nature and character (including, without limitation, any fiduciary duty claims and any claims for damages, costs, expenses, compensation and attorneys’, brokers’ and accountants’ fees and expenses), arising out of, in connection with or otherwise relating to any act, omission, harm, matter, transaction, claim, proceeding, affair or occurrence, whether arising under contract, tort, law, equity or otherwise, whether known or unknown, suspected or unsuspected that Stockholder and/or its Affiliates and its and their respective former, current or future, direct or indirect, equity holders, controlling persons, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, attorneys, advisors or other Representatives, and all of the foregoing’s respective predecessors, successors and assigns (collectively, Stockholder’s “Related Parties”) now has, has ever had or at any time could have asserted against any of the Released Parties in such Stockholder’s capacity as a securityholder of Company, arising out of, in connection with or otherwise relating to any matter, transaction, claim, proceeding, affair or occurrence at any time up to and including the Effective Time (collectively, the “Released Claims”). Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Agreement will waive or preclude Stockholder from exercising Stockholder’s rights, if any, (A) to receive and be paid the portion of the Adjusted Transaction Share Consideration payable under, and subject to the terms and conditions set forth in, the Business Combination Agreement in respect of each share of capital stock of the Company held by Stockholder immediately prior to the Effective Time, (B) if (and only if) such Stockholder is or was prior to the Effective Time an officer or director of Company, to indemnification, advancement of expenses or exculpation in accordance with the terms and conditions and other limitations set forth in Section 5.15 of the Business Combination Agreement, (C) to indemnification to which Stockholder may be entitled pursuant to an indemnification agreement with the Company or the certificate of incorporation or bylaws of the Company, (D) if (and only if) such Stockholder is or was prior to the Effective Time an employee of the Company, to payment of (1) any accrued and unpaid wages and benefits due to such Stockholder that remain unpaid and (2) reimbursements for reasonable and necessary business expenses incurred and documented and consistent with prior expenditures that remain unpaid as of the Effective Time, and (E) with respect to any rights of such Stockholder and its Related Parties that do not result from, relate to or arise out of, or are not otherwise in connection with, Stockholder’s capacity as a securityholder of Company (collectively, the “Retained Rights”). Stockholder, on behalf of itself and its Related Parties, hereby unconditionally, irrevocably and absolutely agrees, to the maximum extent permitted by applicable law, to (x) waive any and all rights with respect to the Subject Shares (other than the Retained Rights) and (y) refrain from, directly or indirectly, asserting, initiating or commencing (or allowing to be asserted, initiated or commenced on its behalf) any claim, cause of action, proceeding, suit, action, demand or similar process, in any agency or court, or before any tribunal, against any Released Party, directly or indirectly, arising out of, in connection with or otherwise relating to any Released Claim (but not any Retained Rights), it being the intent of Stockholder and its Related Parties that the Released Parties be, and by virtue of the execution of this Agreement the Released Parties will be, irrevocably, unconditionally, and absolutely forever released and discharged of and from any and all obligations and liabilities arising out of, in connection with or otherwise related in any way to the Released Claims (but not the Retained Rights). Stockholder understands and acknowledges on behalf of itself and its Related Parties that it is releasing potentially unknown claims, and that it may have limited knowledge with respect to some of the claims being released. Stockholder acknowledges that there is a risk that, after signing this Agreement, it may learn information that might have affected its decision to enter into this Agreement. Stockholder irrevocably and unconditionally assumes this risk and all other risks of any mistake in entering into this Agreement. Stockholder agrees that this Agreement is fairly and knowingly made. Without limiting the foregoing, by signing this Agreement, Stockholder, on behalf of itself and its Related Parties, expressly waives and releases any provision of law that purports to limit the scope of a general release, including any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state, to the extent applicable), which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Shares[, and not in such Stockholder’s capacity as a director, officer or employee of the Company or in such Stockholder’s capacity as a trustee or fiduciary of any Company Equity Plan,] and (b) nothing herein will be construed to limit or affect any action or inaction by [such Stockholder] // [any representative of such Stockholder serving] as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

8. No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of Atlas or the Stockholder shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein.

9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to Atlas, to:

399 Park Avenue
New York, New York 10022

Attention:	Michael Spellacy
Email:	[Redacted]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attention:	Edward J. Lee, P.C.
Jonathan L. Davis, P.C.
Email:	[Redacted]
[Redacted]

If to the Stockholder, to:

[_________]

[_________]

[_________]

Attention:        [________]

Facsimile:         [________]

Email:                [________]

with a copy (which shall not constitute notice) to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111

Attention:	Dave Peinsipp
Alfred L. Browne III, Esq.
E-mail:	[Redacted]
[Redacted]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

10. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

11. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Stockholder and Atlas. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Stockholder without Atlas’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 11 shall be void.

12. Fees and Expenses. Except, in the case of Atlas, as otherwise set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

13. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

14. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

15. Miscellaneous. Sections 8.1 (Non-Survival), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

ATLAS CREST INVESTMENT CORP.

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series Securities	Number of Shares (on a fully diluted basis)
Company Series Seed Preferred Shares	[●]
Company Series A Preferred Shares	[●]
Company Common Shares	[●]
Other Equity Securities (including Company Options and Company Warrants)	[●]

SCHEDULE B

●	Amended and Restated Investors’ Rights Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto, as amended.
●	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto.
●	Amended and Restated Voting Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto.
●	Series A Preferred Stock Purchase Agreement, dated as of July 22, 2020, by and among the Company and the investors listed therein.
●	Series Seed Preferred Stock Purchase Agreement, dated as of November 21, 2019, by and among the Company and the investors listed therein.

Exhibit D

Post-Closing Atlas Governing Documents Term Sheet

[See attached.]

Exhibit E

Incentive Equity Plan Term Sheet

[See attached.]